Exhibit 99.1

The information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to completion, dated June __, 2011

INFORMATION STATEMENT

SpeechFX, Inc.

Common Stock
($0.0001 par value per share)

This information statement (“Information Statement”) is being furnished in connection with the distribution by Fonix Corporation (“Fonix”), of approximately 75,000,000 shares of common stock of SpeechFX, Inc. (“SFX”) , to the common stockholders of Fonix as of the record date, ____________________, 2011 (the “Record Date”),  as well as to the holders of Fonix convertible preferred stock on an as-converted basis, assuming full conversion of such preferred stock held as of the Record Date.  As of the date of this Information Statement, Fonix owned all of SFX’s outstanding common stock.

The board of directors of Fonix has approved the distribution of 100% of its interest in SFX.  If you are a holder of Fonix common stock, you will be entitled to receive 0.0001073 shares of SFX common stock for each share of Fonix common stock you held as of 5:00 p.m., Eastern Daylight Time, on the Record Date.  If you are a holder of Fonix preferred stock, you will be entitled to receive 0.0001073 shares of SFX common stock for each share of Fonix common stock issuable upon a hypothetical conversion of all shares of preferred stock you held as of 5:00 p.m., Eastern Daylight Time, on the Record Date.  The distribution date for the delivery of the shares of SFX to be issued in the spin-off is expected to be _________________, 2011, or as soon as practicable thereafter conditioned upon regulatory and other considerations (the “Distribution Date”).  After the spin-off is completed, SFX will be a separate public reporting company.  The transactions culminating in the distribution of our shares to the Fonix stockholders is referred to in this Information Statement as the “Spin-off.”

No approval by Fonix stockholders of the Spin-off is required or being sought.  We are not asking you for a proxy, and you are requested not to send us a proxy.  You will not be required to pay any cash or other consideration, exchange or surrender your existing shares of Fonix common or preferred stock, or take any other action in order to receive shares of our common stock in the Spin-off.  The distribution will not affect the number of shares of Fonix common or preferred stock that you hold.

As discussed under “The Spin-off—Trading of Fonix Common Stock After the Record Date and Prior to the Distribution,” if you sell your shares of Fonix common or preferred stock after the Record Date and on or prior to the Distribution Date, the purchaser of those shares will not acquire the right to receive shares of SFX common stock in connection with the Spin-off.  You are encouraged to consult with your financial advisor regarding the specific implications of selling your shares of Fonix common stock following the Record Date.

Currently, there is no public trading market for the common stock of SFX.  We expect following the Spin-off to seek to have market prices for our shares quoted in the over-the-counter markets (the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services).  There is no assurance that we will be successful in that attempt or that, if the shares are quoted in the over-the-counter markets, a market will ever develop for such securities.  As explained below under “The Spin-off—Market for Our Common Stock,” the shares of common stock distributed in the Spin-off will continue to be subject to certain restrictions on resale.

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 17 for a discussion of certain factors that should be considered by recipients of SFX common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete.  Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If you have inquiries related to the mechanics of the distribution, you should contact Fonix’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, 212-509-4000.

The date of this Information Statement is _______________, 2011

TABLE OF CONTENTS

Questions and Answers about the Spin-off	3
Summary	6
Business	10
Risk Factors	17
Cautionary Statement	25
The Spin-off	26
Dividend Policy	35
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
Management	41
Certain Relationships and Related Transactions	45
Executive Compensation	45
Security Ownership of Certain Beneficial Owners and Management	45
Description of Capital Stock	46
Limitation of Liability and Indemnification of Directors and Officers	49
Where You Can Find More Information	49
Index to Financial Statements	F-1

This Information Statement is being furnished solely to provide information to Fonix stockholders who will receive shares of our common stock in the distribution.  This Information Statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or any securities.  This Information Statement describes our business, the relationship between Fonix and us, and how the Spin-off affects Fonix and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution.  You should be aware of certain risks relating to the Spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover.  Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this Information Statement to:

•	“SpeechFX, Inc.,” “SFX,” “us,” “we,” or “our” mean SpeechFX, Inc., a Delaware corporation; and
•	“Fonix” mean Fonix Corporation, a Delaware corporation.

The transaction in which we will be separated from Fonix and become a separately traded public company is referred to in this Information Statement as the “separation,” the “distribution” or the “Spin-off.”  Our trademarks are listed in a table beginning on page 14.  All other trademarks appearing in this Information Statement are the property of their respective registered owners.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:          What is the Spin-off?

A:           The Spin-off involves the separation of our company from Fonix.  We currently own, or in connection with the Spin-off we will have received by assignment from Fonix, the patents and related speech and voice recognition rights and other assets described in this Information Statement.  The final step of the separation transaction will be the pro rata distribution to Fonix common and preferred stockholders of all the shares of our common stock.  Following the Spin-off, we will be a separate public reporting company, and Fonix will not retain any ownership interest in our company.  You do not have to pay any consideration or give up any of your shares of Fonix stock to receive shares of our common stock in the Spin-off.

Q:          Why is Fonix separating SFX from Fonix’s business?

A:           The Fonix board of directors has determined in its best judgment that the Spin-off will preserve the value of the speech and voice recognition assets and business of SFX for the stockholders of Fonix as of the Record Date and will permit the development of that business by facilitating separate audits of SFX and future investment in SFX, in addition to providing the other benefits described under the caption “The Spin-off—Reasons for the Spin-off” on page 27.

Q:	What is being distributed in the Spin-off?

A:           Fonix will distribute 0.0001073 shares of SFX common stock for each share of Fonix common stock outstanding as of the Record Date, a ratio of one share of SFX common stock to every 9,316 shares of Fonix common stock.  Additionally, Fonix will distribute 0.0001073 shares of SFX common stock for each share of common stock issuable upon a hypothetical full conversion of the Fonix preferred stock outstanding as of the Record Date, assuming full conversion of such preferred stock and the issuance of the Fonix common stock as of the Record Date.  We estimate that approximately 75,000,000 shares of our common stock will be distributed in the Spin-off, based upon the number of shares of Fonix common stock and preferred stock outstanding on the Record Date.  The shares of our common stock to be distributed by Fonix will constitute all of the initially issued and outstanding shares of our common stock.  For more information on the shares being distributed in the Spin-off, see “The Spin-off—Market for Our Common Stock” on page 31, and “Description of Capital Stock” on page 47.

Q:          What is the Record Date for the Spin-off, and when will the Spin-off occur?

A:           The Record Date is __________________, 2011, and ownership is determined as of 5:00 p.m. Eastern Daylight time on that date.  Shares of SFX common stock will be distributed on or about __________, 2011, which we refer to as the “Distribution Date.”  PLEASE NOTE: In the event Fonix is required to set a new record date for the distribution, then any holders of Fonix common or preferred stock that sold their Fonix shares after the original Record Date, and prior to the new record date will not be entitled to receive shares of SFX common stock with respect to those shares of Fonix common or preferred stock that were sold during such time period.

Q:	As a holder of shares of Fonix common stock or preferred stock as of the Record Date, what am I required to do to participate in the Spin-off?

A:           Nothing, although we urge you to read this entire document carefully.  The approval of the Fonix stockholders is not required or sought to effect the Spin-off, and Fonix stockholders have no appraisal rights in connection with the Spin-off.  Fonix is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.  Fonix stockholders will not be required to pay anything for our shares distributed in the Spin-off or to surrender any shares of Fonix stock.  Fonix stockholders should not send in their Fonix share certificates.  Fonix stockholders will automatically receive their shares of our common stock when the Spin-off is effected.  If you want to receive a physical certificate, your broker and/or clearing broker and our distribution agent will need to act together to facilitate this request. There is a nominal cost associated with this process.  See below and “The Spin-off—Trading of Fonix Common Stock After the Record Date and Prior to the Distribution” on page 32.

Q:          If I sell my shares of Fonix common stock or preferred stock after the Record Date but before or on the Distribution Date, will I still be entitled to receive SFX shares in the Spin-off?

A:           Yes.  The right to receive the SFX shares is determined by your ownership of Fonix common and preferred stock on the Record Date.  Buyers of Fonix stock after the Record Date will not receive SFX common stock.  You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.  We do not make any recommendations on the purchase, retention or sale of shares of Fonix common stock or our common stock to be distributed.  See “The Spin-off—Trading of Fonix Common Stock After the Record Date and Prior to the Distribution” on page 32.

Q:          How will I receive my SFX shares in the Spin-off?

A:           On or about the Distribution Date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of Fonix as of 5:00 p.m., Eastern Daylight Time, on the Record Date.  Shares of SFX common stock will be issued to holders of Fonix common stock in book-entry form.  Generally, paper stock certificates will not be issued to holders of Fonix common stock, but paper stock certificates for SFX common stock may be issued to holders of Fonix preferred stock.  You will not be required to make any payment or surrender or exchange your shares of Fonix common or preferred stock or take any other action to receive your shares of SFX common stock.  Registered stockholders will receive additional information from the transfer agent regarding delivery of the SFX shares shortly after the Distribution Date.  Beneficial stockholders will receive information from their brokerage firms.

Q:          Will the Spin-off affect the number of shares of Fonix that I currently hold?

A:           No.  The number of shares of Fonix common and preferred stock held by a stockholder will be unchanged. The market value of each Fonix share, however, may decline to reflect the impact of the Spin-off.

Q:	Will there be any restrictions on my ability to sell my SFX shares?

A:           Yes.  Section 3.1 of the Separation and Distribution Agreement between our company and Fonix (the “Distribution Agreement”), provides that until __________, 20____ [two years from Distribution Date], all shares of our common stock distributed in the Spin-off will continue to be subject to limitations on the number of shares of our common stock that may be sold by holders thereof during any three-month period.  During any such period, no holder may sell more than the number of shares constituting one percent (1%) of all shares of our common stock issued and outstanding (the “Distribution Agreement Restrictions”).  These Distribution Agreement Restrictions would not prevent stockholders from transferring their shares, without consideration, in bona fide distributions or liquidating distributions to their stockholders, as gifts, or to persons who are affiliated with the holder.  Shares that are sold for value in bona fide, arms-length sales transactions will no longer be subject to the Distribution Agreement Restrictions.  However, any such shares may continue to be subject to restrictions imposed by federal or state securities laws, as explained below, or contractual agreements outside of the Distribution Agreement.

Q:
In addition to the Distribution Agreement Restrictions explained above, if a stockholder owns stock of Fonix that is already restricted as a result of restrictions arising under federal or state securities laws (“Rule 144 Restricted Stock”), what will that stockholder receive in the Spin-off?

A:           Holders of Rule 144 Restricted Stock of Fonix will receive, in respect of those restricted shares, shares of our common stock that will also be restricted pursuant to Rule 144 as promulgated by the US Securities and Exchange Commission (the “SEC”).  Those particular restricted shares of our stock that you will receive will be restricted under the same terms as the Fonix Rule 144 Restricted Stock in respect of which they were issued.  This means that Rule 144 restricted shares of our stock received in the Spin-off are subject to forfeiture on the same terms, and their restrictions lapse at the same time, as the corresponding Fonix Rule 144 Restricted Stock.

Q:          What are the U.S. federal income-tax consequences of the distribution of our shares of common stock to U.S. stockholders?

A:           We believe the Spin-off will be tax-free for stockholders; however, we do not have any ruling from the U.S. Internal Revenue Service and we do not have a favorable opinion by our accounting firm or any other expert confirming the Spin-off’s tax-free status.  We do not intend to seek such a ruling or opinion.  We believe stockholders will apportion their tax basis in Fonix common stock (on an as converted basis in the case of the preferred stock) between such Fonix common stock and the SFX common stock received in the Spin-off in proportion to the relative fair market values of such stock at the time of the Spin-off.  Further, we believe that a stockholder’s holding period for our common stock received in the Spin-off will include the period for which that stockholder’s Fonix common or preferred stock was held.  Any fractional shares of our common stock that would otherwise be issuable in the Spin-off will be rounded up to the next whole share.  You may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares.  Certain material U.S. federal income-tax consequences of the Spin-off are described in more detail under “The Spin-off—Certain Material U.S. Federal Income Tax Consequences of the Spin-off” on page 34.

Q:          What if I hold my Fonix shares through a broker, bank or other nominee?

A:           Fonix stockholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with shares of SFX common stock.  For additional information, those stockholders should contact their broker or bank directly.

Q:	What if I have stock certificates reflecting my shares of Fonix common or preferred stock? Should I send them to the transfer agent or to Fonix?

A:           No, you should not send your stock certificates to the transfer agent or to Fonix.  You should retain your Fonix stock certificates.

Q:          What are the conditions to the Spin-off?

A:           The Spin-off is subject to a number of conditions.  Even if those conditions are satisfied, Fonix and SFX may agree to amend or abandon any and all terms of the distribution and the related transactions at any time prior to the Distribution Date.  See “The Spin-off—Spin-off Conditions and Termination.”

Q:          Are there risks to owning shares of SFX common stock?

A:           Yes.  Our business is subject both to general and specific business risks relating to its operations.  In addition, the Spin-off involves specific risks, including risks relating to our becoming an independent public reporting company, and Fonix’s status prior to the Spin-off as a potentially insolvent company.  Furthermore, after the Spin-off, SFX should be considered a company with little operating history.  See “Risk Factors.”

Q:          Does SFX plan to pay cash dividends?

A:           No.  We do not currently plan to pay a regular dividend on our common stock following the Spin-off.  The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, industry practice and other factors our board of directors deems relevant.  See “Dividend Policy.”

Q:          Will SFX common stock trade on a stock market?

A:           Currently, there is no public market for our common stock.  We do not anticipate that our common stock, immediately following the Spin-off, will be listed on a national securities exchange.  We anticipate, however, that subject to completion of the Spin-off and acceptance by FINRA and/or the OTC Markets Group, Inc., price quotations for our common stock will be made available in the over-the-counter markets (the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services).  We cannot predict with certainty the date on which we will receive our trading symbol, or the date on which trading prices for the SFX common stock will begin to be quoted by any quotation service.  We expect that those events will occur after the Distribution Date.

Q:          Will I have appraisal rights in connection with the Spin-off?

A:           No.  Holders of shares of Fonix common or preferred stock are not entitled to appraisal rights in connection with the Spin-off.

Q:          Who is the transfer agent for SFX common stock and distribution agent for the Spin-off?

A:           Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, 212-509-4000.

Q:          Whom can I contact for more information?

A:           If you have questions relating to the mechanics of the distribution of SFX shares, you should contact the distribution agent:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Telephone: (212) 509-4000.

Before the Spin-off, if you have questions relating to the Spin-off, you should contact Fonix’s Chief Executive Officer, Roger D. Dudley, at:

Fonix Corporation
387 South 520 West, Suite 110
Lindon, Utah 84042
Telephone: (801) 382-7997
Email: investorrelations@fonix.com

SUMMARY

The following is a summary of material information discussed in this Information Statement.  This summary may not contain all the details concerning the Spin-off or other information that may be important to you.  To better understand the Spin-off and our business and financial position, you should carefully review this entire Information Statement.

Our Business

History and Development of the Company

Our former parent company, Fonix, was incorporated in Delaware in 1985.  SFX was incorporated in Delaware in 2005 under the name “Fonix Speech, Inc.”, at which time Fonix assigned to SFX intellectual property and other assets under a Contribution Agreement.  A copy of the Contribution Agreement is furnished as an Exhibit to our Form 10 filed with the SEC in connection with the Spin-off.  In June 2011, we amended our Certificate of Incorporation to change our name to SpeechFX, Inc.  Prior to the Spin-off, Fonix’s operations were conducted through its two wholly-owned subsidiaries, SFX and Fonix GS Acquisition Co., Inc. (“Fonix GS”).

SFX

SFX provides value-added speech-enabling technologies, speech interface development tools, and speech solutions and applications, including automated speech recognition (“ASR”) and text-to-speech (“TTS,” together with ASR, the “Core Technologies”) that empower consumers to interact conversationally with information systems and devices.  SFX offers its speech-enabling technologies (collectively, the “Speech Products”) to markets for personal software for consumer applications including video games, e.Dictionaries and mobile navigation devices with GPS, wireless and mobile devices, computer telephony, and server solutions (the “SFX Business”).  Our Speech Products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices, videogame consoles, electronic devices for the assistive and language learning markets, robots, appliances; automotive telematics, computer telephony and server applications.

We own various patents for certain elements of the Core Technologies as well as applications for other patents covering various aspects of our technologies.  We plan to continue to seek to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips.  We anticipate that revenues will be generated through licensing of speech-enabling technologies, unit royalties, maintenance contracts and services.

Prior to 2002, Fonix focused on research and development (“R&D”) projects for customized applications.  R&D and prototype development used the Core Technologies to develop applications and engines marketed for multiple operating systems and hardware platforms.  Today, SFX serves markets that are adopting speech-enabled interfaces, solutions and applications.  As memory requirements, noise robustness, speech recognition accuracy and efficiency of speech interface solutions become increasingly critical, we anticipate that our Core Technologies and solutions will meet customer demand for simple, convenient user interfaces.

On April 4, 2011, the Fonix board of directors (“Fonix Board”) determined that SFX should be separated from Fonix, and agreed in principle to pursue the Spin-off, subject to satisfaction of all legal, accounting, and regulatory requirements and filings.  Among other considerations, the Fonix Board determined that the lack of financial information from Fonix GS and its related entities (collectively, the “G-Soft Entities”), which has prevented Fonix from filing public reports under the Securities Exchange Act of 1934 (the “Exchange Act”) containing financial information of Fonix and its subsidiaries on a combined basis, had been and would likely continue to be detrimental to the ongoing business prospects of both Fonix and SFX.  The Fonix Board considered various alternatives to enable Fonix to continue to develop the Core Technologies and to serve markets that are adopting speech-enabled interfaces, solutions and applications, while also pursuing the opportunities presented by the G-Soft Entities.

Ultimately the Fonix Board determined in its best judgment that the separation of SFX from Fonix would best meet the business purposes of both SFX and Fonix, and would also be in the best interests of the stockholders and creditors of Fonix.  Among other things, the Fonix Board noted that the G-Soft Entities had been entirely unresponsive to Fonix’s claims that they had breached the agreement entered into between Fonix and the G-Soft Entities in March 2009 by which Fonix acquired G-Soft, and were continuing to violate that agreement by refusing to provide financial information necessary to produce complete and accurate Fonix financial statements.  The Fonix Board also noted that as part of a spin-off transaction, SFX would agree to assume and/or settle certain obligations and liabilities of Fonix that were related the SFX business and Core Technologies, but which had not yet been assigned to us, and that may be enforceable against Fonix.  The Fonix Board noted that Fonix previously had undertaken efforts to sell the Core Technologies, but that such efforts had not resulted in any indications of interest from prospective buyers.  The Fonix Board also noted that a spin-off would provide Fonix stockholders with a continuing beneficial interest in the ongoing business activities of SFX, and would provide SFX with access to capital markets through the sale of SFX securities or other avenues, providing financing necessary to pursue the SFX business plan, recognizing that as long as Fonix and the G-Soft Entities were tied together under the same parent entity, prospects for any such financing of the SFX business was limited or non-existent.

In its analysis, the Fonix Board determined that it would be in the best interests of the stockholders and creditors of Fonix if Fonix and SFX were separated and provided with their own management.  As a result, at a subsequent meeting held on April 15, 2011, the Fonix Board authorized a spin-off of SFX, the material terms of which include the following:

•
Confirming that SFX owns and possesses all rights to the assets of Fonix primarily associated with the SFX Business which had been transferred under the Contribution Agreement.  In the Spin-off, Fonix has agreed to make such further transfers of Core Technologies and Speech Products to SFX, if necessary, to confirm SFX’s ownership of the Speech Products, the Core Technologies and all such assets and rights relating to the SFX Business;

•	The assignment from Fonix to SFX and SFX’s assumption of certain liabilities of Fonix primarily associated with the Core Technologies and the Speech Products;
•
The settlement by Fonix, or by SFX on behalf of Fonix, of other obligations of Fonix to creditors that also may have been associated with the Core Technologies and Speech Products, but that would not be assumed by SFX in the Spin-off;

•	The pro-rata distribution of SFX common stock to the preferred stockholders (on an as-converted basis) and the common stockholders of Fonix; and
•
The filing of a registration statement on Form 10 under the Exchange Act for the purpose of registering the common stock of SFX, with the result that SFX will become subject to the information reporting requirements and other conditions of a reporting company under the Exchange Act.

Summary of the Spin-off

The following is a brief summary of the material terms and conditions of the Spin-off of SFX.  Please see “The Spin-off” for a more detailed description of the matters described below.

Distributing corporation	Fonix Corporation

Distributed corporation	SpeechFX, Inc.

Distribution ratio
Each holder of Fonix common stock will receive 0.0001073 shares of our common stock for each share of Fonix common stock held on the Record Date, a ratio of one share of SFX common stock to 9,316 shares of Fonix common stock.  Each holder of Fonix preferred stock will receive 0.0001073 shares of our common stock for each share of Fonix common stock that would be issuable upon the hypothetical full conversion of the preferred stock held on the Record Date.  We estimate that approximately 75,000,000 shares of our common stock will be distributed in the Spin-off, based on the number of shares of Fonix common and preferred stock outstanding on the Record Date.  The shares of our common stock to be distributed by Fonix will constitute all of the presently issued and outstanding shares of our common stock.  Following the distribution by Fonix of the SFX common stock to the sholders of Fonix preferred and common stock, Fonix will not be a holder of any SFX secruities.  For more information on the shares being distributed in the Spin-off, see “Description of Capital Stock.”

Distribution procedures
On or about the Distribution Date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were common or preferred stockholders of Fonix as of 5:00 p.m., Eastern Daylight Time, on the Record Date.  Paper stock certificates generally will not be issued to holders of Fonix common stock, but may be issued to holders of Fonix preferred stock.  You will not be required to make any payment or surrender or exchange your shares or certificates representing shares of Fonix common or preferred stock or take any other action to receive your shares of our common stock.

Distribution agent, transfer agent and registrar for our shares of common stock	Continental Stock Transfer & Trust Company

Record Date	____________________, 2011

Distribution Date	____________________, 2011

Trading after the Record Date
Only holders of Fonix common or preferred stock on the Record Date will receive shares of SFX common stock in the Spin-off.  If holders of Fonix common or preferred stock sell or transfer their common or preferred stock prior to the Record Date, they will not receive shares in the Spin-off.  If you sell any shares of Fonix common or preferred stock after the Record Date, you will be selling them “ex-dividend,” meaning that the purchaser of those shares will not acquire the right to receive shares of SFX common stock in the Spin-off.  You are encouraged to consult with your financial advisor or broker-dealer regarding the specific implications of selling Fonix common stock following the Record Date and prior to the Distribution Date. See “The Spin-off—Trading of Fonix Common Stock After the Record Date and Prior to the Distribution.”

Assets and liabilities of SFX
We will enter into a Separation and Distribution Agreement (the “Distribution Agreement”) with Fonix containing key provisions relating to the separation of our business from Fonix and the distribution of our shares of common stock. The Distribution Agreement identifies the assets that we own, or were transferred to us in connection with the Distribution Agreement, the liabilities of Fonix we have assumed, and any other contracts assigned to us by Fonix.  See “The Spin-off.”

Relationship with Fonix after the Spin-off
After the Distribution Date, Fonix and SFX will continue to be separate and distinct companies.  SFX will no longer be a wholly-owned subsidiary of Fonix.  After the Spin-off, Mr. Roger Dudley will continue as the sole director and executive officer of Fonix, and will be the Chief Executive Officer and one of three directors of SFX.  Other than Mr. Dudley’s service as a common director and officer of both companies, after the Spin-off, there will be no continuing relationships between Fonix and SFX.  The Distribution Agreement also provides for various indemnification rights.  See “The Spin-off.”

Indemnities	Under the Distribution Agreement, we have agreed to indemnify Fonix against certain claims and liabilities relating to the past operation of its business. Please see “The Spin-off.”

U.S. federal income-tax consequences
We expect that the Spin-off will not be a taxable event to the new stockholders of SFX.  Certain material federal income-tax consequences of the Spin-off are described in more detail under “The Spin-off—Certain Material U.S. Federal Income Tax Consequences of the Spin-off.”

Conditions to Spin-off
We expect that the Spin-off will be effective on ___________________, 2011, the Distribution Date, provided that the conditions set forth under the caption “The Spin-off—Spin-off Conditions and Termination” have been satisfied in the reasonable discretion of Fonix and SFX.  Nevertheless, even if all of the conditions have been satisfied, Fonix or SFX may amend or abandon any and all terms of the Spin-off and the related transactions at any time prior to the Distribution Date.

Reasons for the Spin-off	The Fonix Board and management believe that the Spin-off will provide the benefits set forth under the caption “The Spin-off—Reasons for the Spin-off” on page 27.

Trading symbol and stock price quotations
Currently there is no public market for our common stock.  We have not applied to list our common stock on any securities exchange but, subject to completion of the Spin-off and the submission and approval process associated with filings submitted to FINRA and/or the OTC Market Groups, Inc. by a market maker, we expect that following the Spin-off, prices for our common stock will quoted on the OTC Bulletin Board and/or the OTC Market Groups, Inc. quotation services.  We cannot predict the trading prices for our common stock at any time after the Spin-off, nor can we guarantee that a trading market for SFX common stock will develop.  In addition, we expect that Fonix common stock will remain outstanding and may continue to trade in the over-the-counter market, with price quotations available through the OTC Market Groups, Inc. quotations service.

Risk factors	You should review the risks relating to the Spin-off, our industry and our business, and ownership of our common stock described in “Risk Factors” beginning on page 17.

Trading Restrictions
Shares of our common stock distributed in the Spin-off will continue to be subject to certain restrictions on resale, including a restriction set forth in the Distribution Agreement that will limit stockholders from selling more than one percent (1%) of all issued and outstanding shares of our company in any three-month period of time.  See “The Spin-off—Market for Our Common Stock,” on page 31.

BUSINESS
General

On December 30, 2005, SFX was incorporated in Delaware under the name Fonix Speech, Inc., and prior to the Spin-off operated as a wholly-owned subsidiary of Fonix.  SFX provides value-added embedded speech technology development tools, applications and solutions for multiple market segments comprising primarily mobile and wireless devices, video game consoles, and electronic devices for the assistive and language learning markets.  SFX has also delivered speech solutions for robots, appliances, automotive telematics, and computer telephony and server applications.

Value-Added Speech Technologies

Original Equipment Manufacturers (“OEMs”) or Original Design Manufacturers (“ODMs”) of consumer electronics devices and products, software and video game developers, wireless operators, telephony distributors, system integrators and value-added resellers (“VARs”) can simplify the use and increase the functionality of their electronic products and services by integrating SFX speech interfaces, resulting in broader market opportunities and significant competitive advantages.  SFX speech development tools and solutions support multiple hardware and software platforms, are environment and speaker independent, optimize cost and power efficiencies, are easily integrated with relatively small memory requirements for embedded applications, and enhance scalability for high channel capacity for computer telephony and server-based systems.

Market Focus

SFX delivers speech solutions in the markets discussed in this section.  SFX solutions make everyday life easier for people who are blind or have visual, vocal or mobility impairments, and for non-English speakers who are learning the English language.  FonixTalk® and Fonix DECtalk®, recognized TTS technology for the assistive market, transforms ordinary text into highly intelligible speech.  Fonix VoiceIn™ and Fonix VoiceGaming™ is SFX’s proprietary neural network-based ASR technology.  SFX has taken its intuitive Core Technologies and applied them to everyday speech solutions for PCs and other consumer devices such as electronic dictionaries, video game consoles, mobile devices, PCs and server applications.

The Assistive Market

SFX speech solutions make everyday life easier for people who are blind, have visual, vocal or mobility impairments or have learning disabilities.  Fonix DECtalk is the assistive industry’s premier text-to-speech engine, offering nine highly intelligible TTS voices and six languages.  Many users rely on Fonix DECtalk to read their email, the daily news or other documents, or to function as their voice to the outside world.  Current OEM partners in the assistive market include Dynavox, GW Micro, Prentke-Romich, and Toby Churchill.  Some of these solutions include those described below.

PDA, PC and Electronic Devices

SFX speech solutions apply speech interfaces to tasks that users perform everyday.  Many of these solutions are appropriate for multiple markets — assistive, mobile and wireless, and business and home users.  The Speech Products enable users to listen to documents, have email read aloud, access programs and launch applications with speech commands.  Historical partners include Microsoft, Intel, Hitachi, O2, Code Factory, Casio and HTC.  Currently, the primary distribution of our Speech Products for electronic devices is Apple through their iTunes AppStore for the iPhone.

The Language Learning Market – e.Dictionaries

SFX speech solutions are particularly useful for non-English speakers who are learning the English language.  In the speech-enabled language learning (also known as “language acquisition”) market, SFX has capitalized on (i) FonixTalk and Fonix DECTalk’s small memory footprint and high intelligibility and (ii) Fonix VoiceIn’s high-recognition-rate capabilities.  Speech-enabled language learning is an emerging market, especially in Asia.  Multiple OEMs currently sell handheld electronic dictionaries in Japan, Taiwan and Korea that allow individuals to type a word in their native language and have the word read or spoken back to them in English.  Non-English speakers can look up words in an English dictionary and have the device speak the word correctly in English.  Educational electronic dictionary devices are growing in popularity in Japan and are expected to exceed a market volume of more than 500,000 units per quarter.  SFX’s goal is to become the primary supplier of speech solutions for OEMs providing language learning devices and systems.  SFX has partnered with Epson and other chip manufacturers to provide an integrated solution including SFX technology.  Current OEMs marketing e.Dictionary devices featuring SFX technology include Casio, Casio Soft, Canon, Seiko Instruments, Inventec Besta, and Brilliant Systems.

Market Opportunities

Speech applications are also becoming increasingly popular for day-to-day use.  SFX is working with OEM partners to capitalize on market opportunities for toys, appliances and other devices where speech applications may be applicable.  SFX has partnered with Epson to provide an integrated chip with SFX technology to various OEMs manufacturing toys and appliances.

SFX’s primary competitors in the assistive electronic device markets include Nuance, Acapela, Sensory, Loquendo, NeoSpeech, Premier Assistive Technology and others.

Video Game Consoles

Fonix VoiceGaming™, the current software development kit (“SDK”) for the video game market, is built on the VoiceIn® Game Edition, an award-winning software solution for voice command and control in Xbox, Xbox 360, Xbox Kinect, PlayStation2, PlayStation3 and PC video games. SFX provides comparable voice software for video game developers using the Apple and Android platform.   Fonix iVoiceIt™ supports Apple 3G, 3GS and 4G; Fonix VoiceIn supports Android devices.  We believe that Fonix VoiceGaming is the industry’s most memory efficient voice interface.  Game developers worldwide can now build games that utilize a common version across Xbox, Xbox 360, Xbox Kinect, PlayStation2, PlayStation3, Wii, and PC platforms.

In March 2004, Fonix made Fonix VoiceIn Game Edition commercially available to developers that produce videogames on multiple gaming platforms.  Fonix voice command technology has been available in the Microsoft Xbox developer’s kit (XDK) since February 2003.  In May 2005, Fonix announced a continuation of its agreement with Microsoft to deliver Fonix VoiceIn in the new Microsoft Xbox 360 developer’s kit.  In 2006, SFX added specialized tools for game developers including Fonix VoiceIn Karaoke Edition and Fonix VoiceIn Phonetic Edition.  In 2008, SFX completed Fonix VoiceIn Game Edition 5.1 for the above referenced consoles and added Apple 3G. In January 2011, SFX completed and made available its new release, Fonix VoiceGaming.

Fonix VoiceGaming is optimized for game development where memory and processing power are at a premium.  Fonix VoiceGaming also includes new features to increase recognition accuracy and user voice adaption.  Fonix VoiceGaming command software is available to game developers in multiple languages, including English and UK English, German, European and Canadian French, Castilion and Latin American Spanish, Japanese, Italian, Korean and Mandarin Chinese.  If a developer desires language not currently available, SFX can build a new language engine for a fixed set of words.  For example, SFX delivered Polish and Russian for Ubisoft’s EndWar game.  Currently, Fonix VoiceIn and/or VoiceGaming are included on more than 30 video game titles on retail shelves.

Video Game Market Opportunities

In the video games market, Fonix VoiceGaming™ is a compelling feature for today’s game developers.  Gamers seek enhancements that add excitement, interaction and realism.  Fonix VoiceGaming allows developers to take voice command and control to a new level.  The product gives players new access to games features, command and control functions and menu navigation.  Fonix expects this exciting new interface to expand market demand for videogames.  In November 2008, Ubisoft released EndWar on PS/3 and Xbox, and in March 2009, EndWar was released for the PC.  In February 2011, SFX made EndWar compatible with Xbox Kinect.  EndWar is a virtual video game that is played with Fonix VoiceIn, a first-to-market video game that is played with voice commands.  In December 2010, THQ released Jeopardy and Wheel of Fortune on the Wii. In April 2011, SFX signed a software license agreement with SEGA to include its SDK in a video game to be released in late 2011.

Fonix VoiceIn Karaoke Edition is a new SFX solution specifically designed for karaoke game developers. Fonix technology compares the timing, pitch and voice of the karaoke singer to the reference song and reports on the accuracy of the karaoke singing.  Karaoke singers can better enjoy the experience, and improve future performances, by accurately measuring their talent against a professional song track.

Fonix VoiceIn Phonetic Edition is a new Fonix technology for videogame developers and animators.  Fonix VoiceIn PE speech technology aligns word phonetics with audio data, allowing animators to more precisely synchronize an animated characters’ facial movements with the phonetic components of speech.  The technology utilizes input text to break down the phonetic components of words.  The result is more realistic facial movement as animated characters “speak.”

SFX’s competitor in the video game market is primarily Nuance and Sensory.  In addition, some competitors of our partners may be considered competitors of SFX.  For example, Intel competes with IBM and Epson.  However, SFX is not precluded from working with its partners’ competitors.

Mobile and Wireless

SFX provides embedded speech interface solutions for mobile phones and Smartphones, Fonix iSpeak™ is available for the Apple 3G, 3GS and 4G phone and is sold through Apple’s iTunes App Store.  The user can voice command the phone dialing by stating the contact name or telephone number.  Fonix iSpeak is now available in English, Spanish, French, German and Italian.

Mobile / Wireless Market Opportunities

    SFX provides its mobile applications through Apple iStore and Android OEMs.

SFX has several competitors offering a variety of speech technologies and products.  Companies like Nuance, Acapela, SVOX, Sensory, Loquendo, NeoSpeech l and Neuvoice deliver speaker-dependent and speaker-independent solutions.  Other speech companies like IBM may introduce competitive products.

Customer Self-Service Solutions for Computer Telephony

SFX offers a voice interface solution for 511 system integrators.  511 is the designated three-digit phone number for national travel information within the United States.  Fonix ASR and TTS products are designed to give developers easy-to-use tools with which to build call center speech enabled solutions that lower costs and increase customer satisfaction.

SFX Customer Self-Service Solutions

SFX provides telephony and server-based solutions for automated phone directory and database information systems.  SFX believes that traditional operator systems and other means of accessing information are becoming antiquated.  Significant time is lost trying to access information through keypad directories or because calls are blocked after hours.  Also, information stored or transferred through servers, PBXs or databases may not easily be accessed through non-integrated platforms.  Voice-automated systems are capable of integrating these platforms and meeting customer expectations of competitive costs, easy installation with minimal change to their existing infrastructure and a simple user interface.

511 Traffic Information System

In July 2000, the FCC assigned “511” as the number for nationwide access to traveler information. 511 was designated as a free service and when fully implemented will cover the majority of roads in the U.S., helping travelers avoid congested routes and safety hazards.  By dialing 5-1-1, callers can access information about route-specific weather and road conditions.  Fonix and partner Meridian Environmental Technology, Inc. provide a 511 system in North Dakota, South Dakota, Nebraska, Kansas and Montana.  Other states are scheduled to deploy the system in the near future.  Competition in the 511 market includes TellMe and IBM’s WebSphere.

SFX Customer Self-Service Market Opportunities

SFX’s market strategy is to sell the “511” or similar service system integrators to VARs and distributors.  Potential competitors in the telephony/server market include Nuance and Avaya.

SFX Marketing and Sales Activities

SFX expects to expand sales through partners, OEMs, ODMs, VARs, direct sales and existing sales channels, both domestically and internationally.  SFX will focus on wireless and mobile devices, video game developers and console manufacturers, and assistive and language learning devices.

Strategic Relationships

SFX currently has a number of strategic collaboration, distribution and marketing arrangements with OEMs, software developers and VARs.  SFX intends to expand such relationships and add similar relationships, specifically in markets related to wireless and mobile devices, assistive and language learning devices and customer self-service solutions.  When SFX identifies “first mover” speech-enabling applications that can integrate SFX Products and Core Technologies, SFX intends to investigate investment opportunities to obtain preferred or priority collaboration rights.

Continued Development

SFX plans to continue to invest resources in the development and acquisition of standard speech solutions and enhancements to its Core Technologies, developer tools and development frameworks to maintain competitive advantages.

Platforms, Ports, and Processors

SFX supports multiple operating systems (“OS”); including Win32, WinCE, QNX, Linux, Solaris, Palm, Android, Apple OS 10+ and 4+ for Apple devices, and Symbian Nokia Series 60 and various microprocessors ("Chips"), including: Analog Devices’ Blackfin, ARM 7, ARM 9, Epson S1C33 Family, Renesas, Intel, MIPS, Motorola, NeoMagic’s MiMagic3, MiMagic5, TI OMAP1510, Sun Sparc, FreeScale iMXL, Samsung S3C, FreeScale mCore, and Power PC.  SFX will support and port to other OS and Chips as requested.

Intellectual Property

Our success depends significantly upon our ability to protect our Core Technologies and other intellectual property.  To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights, trademarks, patents, patent applications, and customary contractual protections.  Also, we possess the rights to the website domain names and trademarks and trade names described in this section:

Website domain names

We own the following Internet domain names used in our business: www.speechfxinc.com, www.fonixsoftware.com, www.fonixsupport.com.

Trademarks

We have developed and use registered trademarks in our business, particularly relating to our corporate and product names. We own eleven (11) trademarks that are registered with the United States Patent and Trademark Office.  We are in the process of applying for eight (8) additional U.S. trademark registrations.  Federal registration of a trademark in the United States enables the registered owner of the mark to bar the unauthorized use of the registered mark in connection with a similar product in the same channels of trade by any third-party anywhere in the United States, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.  We may file additional applications for the registration of our trademarks in foreign jurisdictions as our business expands under current and planned distribution arrangements.  Protection of registered trademarks in some jurisdictions may not be as extensive as the protection in the United States.

The following table summarizes our trademark registrations and applications:

Trademark	Application Number	Registration Number
FONIX (for software)	75/977543	2209807
Fonix i.Speak	76/071208	2602189
VOICEIN	78/400,913	2940172
VOICEIN	78/461781	2998139
DECTALK	78/362393	2920924
FREEDOM OF SPEECH	78/949043	33522381
FREEDOM OF SPEECH	78/949045	3362495
FONIX	78/950561	3476692
FONIX	78/950580	3472338
ALLTONE	78/950613	3251797
F & Design (logo of stylized “f”in circle)	78/954564	3251820
Fonix VoiceGaming	85/189372
VoiceMaster	Unfiled
Fonix iVoiceIt	85/226694
Fonix iVoiceIt	85/192520
FonixTALK	Unfiled
ISAYITRIGHT	85/357,603
SPEECHFX	85/357,607

Patents

We have eight (8) patents issued in the United States, four (4) of which are currently in force, and four (4) of which are currently expired, but may be reinstated.  We have several additional instances of some patents that will be filed in other countries in the coming year.

The following table summarizes information regarding our patents.  There is no assurance given that any pending applications we may file will be granted or that they will, if granted, contain all of the claims currently included in the applications.

Title	Application No.	Date Filed	Patent No.	Issued	Status
Method and Apparatus for Determining Pitch Synchronous Frames	09/418,587	10/15/1999	6,470,311	10/22/2002	Expired 11/22/2010 (No Maintenance Fee)
Apparatus and Methods for Detecting Onset of a Signal	09/024,152	02/17/1998	6,240,381	05/29/2001	Patented (Maintenance Fee Due 05/29/2012)
Method and Apparatus for Signal Classification Using a Multilayer	09/103,569	06/24/1998	6,208,963	03/27/2001	Patented (Maintenance Fee Due 03/27/2012)
User Independent, Real-Time Speech Recognition System and Method	08/339,902	11/14/1994	5,640,490	06/17/1997	Expired 07/13/2009 (No Maintenance Fee)
User Independent, Real-Time Speech Recognition System and Method	08/781,625	01/09/1997	5,873,062	02/16/1999	Expired 03/14/2011 (No Maintenance Fee)
Apparatus and Method for Processing Handwritten and Hand Drawn Input and Speech Input	09/313,664	05/18/1999	6,438,523	08/20/2002	Expired 09/20/2010 (No Maintenance Fee)
Method and System for Syllable Parsing	09/193,722	11/17/1998	6,188,984	02/13/2001	Patented (Maintenance Fee Due 02/13/2012)
Method and Apparatus for Speech Feature Recognition Based on Models of Auditory Signal Processing	07/903,729	06/24/1992	5,381,512	01/10/1995	Patented

We intend to protect our intellectual property rights by all appropriate legal means.  Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights.  Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Trade Secrets

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties, although some employees who are involved in research and development activities have not entered into these agreements. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Our ability to enforce our intellectual-property rights is subject to general litigation risks.  Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted.  We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable.  In instances where we will rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or independently developed by competitors.

In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management.  Our involvement in intellectual-property litigation would likely have a materially adverse effect on our business, even if we were ultimately successful in defending our intellectual-property rights.

Properties

We own no real property.  We lease from an unrelated third party approximately 3,907 square feet of office space at 387 South 520 West, Suite 110, Lindon, Utah, where we conduct our principal scientific research, product development, and sales and marketing activities.  Our lease of that facility expires April 30, 2016.  The average base monthly lease payment over the nine-year life of the lease is $4,500.

Legal Proceedings

We have no knowledge of any legal proceedings pending against SFX.

Employees

We currently have nine full-time employees and one part-time employee.  We anticipate that within the 12 months following the Spin-off, we will have 10 to 12 full-time employees and two to three part-time employees.

Corporate Information

SFX is a Delaware corporation, formed in December 2005.  As of the date of this Information Statement, we were wholly-owned by Fonix.  Our principal offices are located at 387 South 520 West, Suite 110, Lindon, Utah 84042, and our telephone number at that office is 801-382-7997.  Our website address is www.speechfxinc.com.  We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this document.

Corporate Structure

Pursuant to the Spin-off, we will be separated from Fonix and become a separate publicly traded company.  The Spin-off and our resulting separation from Fonix involve the following steps:

•
Before our separation from Fonix, we will enter into the Distribution Agreement with Fonix.  The Distribution Agreement provides how the Spin-off will be effected, and a framework for our relationship with Fonix after the Spin-off.

•	Under the Exchange Act, the registration statement on Form 10 filed by SFX shall have become effective, and Fonix and SFX will mail a copy of this Information Statement to all stockholders of Fonix.
•
Following the Spin-off, we will operate as a separate publicly traded company, and we expect that our common stock will be eligible to be quoted in the OTCBB and/or the OTC Markets Group, Inc. quotations services following consummation of the Spin-off.

For a further explanation of the Spin-off, see “The Spin-off” beginning on page 26.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this Information Statement.  Some of these risks relate principally to our Spin-off from Fonix, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock.  If any of these risks develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected, and, as a result, the trading price of our common stock could decline.

Risks Relating to Our Business

Our substantial and continuing losses since inception, coupled with significant ongoing operating expenses, raise doubt about our ability to continue as a going concern.

Since inception, we have sustained substantial losses.  Such losses continue due to ongoing operating expenses and a lack of revenues sufficient to offset operating expenses.  In our present circumstances, there is substantial doubt about our ability to continue as a going concern absent significant sales of our products and services, substantial revenues from new licensing or co-development contracts, or continuing large sales of our securities.

We had net loss of $347,000 for the year ended December 31, 2010, and a net loss of $61,000 for the year ended December 31, 2009.  As of December 31, 2010, we had an accumulated deficit of $9,349,000, negative working capital of $8,061,000, accrued liabilities of $470,000, accounts payable of $923,000, derivative liabilities of $1,264,000, net related party notes payable of $5,416,000, and deferred revenues of $14,000.  As of March 31, 2011, we had an accumulated deficit of $9,570,000.

We expect to continue to spend significant amounts to enhance our Speech Products and technologies and fund further product development. As a result, we will need to generate significant additional revenue to achieve profitability.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.  If we do not achieve and maintain profitability, the market price for our common stock, if established, may decline, perhaps substantially, and we may have to curtail or cease our operations.

Continuing debt obligations could impair our ability to continue as a going concern.

Under the terms of the Distribution Agreement, we will assume significant liabilities, including certain obligations and debt of Fonix.  As of March 31, 2011, these amounts totaled $2,873,000 and consisted of debt obligations of $709,000; accrued liabilities of $423,000 and vendor accounts payable of approximately $1,741,000.  At present, our revenues from existing licensing arrangements and Speech Product sales are not sufficient to offset our ongoing operating expenses or to pay in full our current debt obligations. There is substantial risk, therefore, that the existence and extent of the debt obligations described above could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws.  Additionally, there is substantial risk that the current or former employees of Fonix, or former vendors of Fonix, could bring lawsuits against us to collect the unpaid amounts owed to them by Fonix.

These risks exist whether or not SFX expressly assumes any such Fonix obligations in connection with the Spin-off.  In the event of lawsuits of this type, if we are unable to negotiate settlements or satisfy our obligations, we could be forced to seek protection under the bankruptcy laws.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with any class of our common stock and do not intend to pay any dividends to common stockholders for the foreseeable future.  Ownership of our common stock will not provide dividend income to the holder, and holders should not rely on investment in our common stock for dividend income.  Any increase in the value of investment in our common stock could come only from a rise in the market price of our common stock, which is uncertain and unpredictable, and there can be no guarantee that our stock price, if established, will rise to provide any such increase.

We may require additional financing in the future, which may not be available, or may not be available on favorable terms.

We may need additional funds to finance our operations, to make additional investments, or to acquire complementary businesses or assets.  We may be unable to generate these funds from our operations and we may not be able to obtain financing from other sources, including the sale of our securities, on terms that will be favorable to us.

Competition from other industry participants and rapid technological change could impede our ability to achieve profitable operations.  Additionally, our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause a decline in demand for, and the prices of, our Speech Products.

The speech-enabled technologies market sector historically has been characterized by rapid technological change.  Competition in the speech-enabled technologies market is based largely on marketing ability and resources, distribution channels, technology and product superiority, and product service and support.  A number of companies have developed, or are expected to develop, products that compete with our Speech Products and Core Technologies.  Competitors in the speech technology software market include IBM, Nuance, SVOX, Sensory, Loquendo, NeoSpeech and Acapella.  We expect additional competition from other companies, including Microsoft.  Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors.  Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their speech and language technology products to address the needs of our prospective customers.

Many of our current and potential competitors have competitive advantages over us, including substantially greater financial, technical, personnel and other resources, including brand name recognition and long-standing relationships with customers.  These resources may place us at competitive disadvantage in our existing speech markets and may impair our ability to expand into new markets, which could adversely affect our business.  If we fail to grow rapidly or obtain additional capital we may not be able to compete with larger, more well-established companies.  There can be no assurance that we will be able to successfully compete in our existing markets or in new markets.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, to grow our customer base, to expand into new markets, or to provide new services.  As such, the anticipated benefits of those acquisitions may never be realized.

We may acquire other businesses to grow our customer base, to expand into new markets, or to provide new services.  We may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no additional material acquisitions or investments are currently pending.  Acquisitions may be accompanied by risks such as:

•	difficulties in assimilating the operations and employees of acquired companies;
•	diversion of our management's attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
•	additional expense associated with amortization of acquired assets;
•	additional expense associated with understanding and development of acquired business;
•	maintenance and implementation of uniform standards, controls, procedures and policies; and
•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management employees.

We must attract and retain skilled personnel.  If we are unable to hire and retain technical, sales and marketing, and operational employees, our business could be harmed.

Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel.  We intend to hire additional employees, including software engineers, sales and marketing employees and operational employees.  The competition for qualified sales, technical, and managerial personnel in the communications industry, as well as the speech technology industry, is intense, and we may not be able to hire and retain sufficient qualified personnel.  In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations.

We are subject to the risk that certain key personnel, including key scientific employees named below, on whom we depend, in part, for our operations, will cease to be involved with us.

We are dependent on the knowledge, skill and expertise of several key scientific and business development employees, including the current employees: Mollie Allen, Leo Davis, Xinchuan Zeng, John Shepherd, Mary Halbostad, Susan Bartholomew, Joseph Shepherd, and Nichole Ruiz; and our sole executive officer, Roger D. Dudley.  The loss of any of the key personnel listed above could materially and adversely affect our future business efforts.  Although we have taken reasonable steps to protect our intellectual property rights including obtaining non-competition and non-disclosure agreements from all of our employees and independent contractors, if one or more of our key scientific employees, executive employees, or independent contractors resigns from SFX to join a competitor, to the extent not prohibited by such person's non-competition and non-disclosure agreement, the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on us.  We do not presently have any key man life insurance on any of our employees.

As of the date of this Information Statement, we had only one executive officer.  As such, management of the Company is consolidated in one individual.

Roger D. Dudley currently serves as our sole executive officer, functioning in the capacities of both Chief Executive Officer and Chief Financial Officer.  Although the board of directors currently consists of three directors, including Mr. Dudley, the absence of multiple officers at the executive level results in an absence of the typical corporate checks and balances.  Such consolidation of management roles may also subvert certain of our operational controls and procedures.

An inability to market and develop additional services may adversely affect our ability to retain existing customers or attract new customers.

We offer speech technology solutions and products.  In order to address the future needs of our customers, we will be required to market and develop additional products and services.  We may not be able to continue to provide the range of speech products or services that our customers need or desire.  We may lose some of our customers or be unable to attract new customers if we cannot offer the products and services our customers need or desire.

We have a limited Speech Product offering, and many of our key technologies are still in the product development stage.

Presently, there are a limited number of commercially available Speech Products incorporating our Core Technologies.  For us to be ultimately successful, sales from these Speech Products must be substantially greater.  An additional element of our business strategy is to achieve revenues through strategic alliances, co-development arrangements, and license arrangements with third parties.  For example, we have entered into licensing and joint-marketing agreements with Sony, Electronic Arts, Microsoft, Epson, Casio, Canon, Ubisoft, OC3, Harmonix, and others.  These agreements provide for joint marketing and application development for end-users or customers.  To date, these agreements have not produced significant revenues.  There can be no assurance that these collaboration agreements will produce license or other agreements which will generate significant revenues for us.

The market for many of our Core Technologies and Speech Products is an emerging market.  SFX technology has been embedded in many customer’s products; however, the value and revenue base is not sufficiently consistent and may never develop sufficiently to allow us to capitalize on our Core Technology and Speech Products.

The market for speech-enabled Speech Products continues to evolve.  Additionally, our Speech Products are new and, in many instances, represent a significant departure from technologies which already have found a degree of acceptance in the speech-enabled technologies marketplace.  Our financial performance will depend, in part, on the future development, growth and ultimate size of the market for speech-enabled applications and Speech Products generally, and applications and products incorporating our Speech Products.  If the potential users of speech-enabled software in general and our products in particular do not perceive appropriate benefits, or if speech-enabled software platforms do not achieve commercial acceptance, our business could be harmed or even fail.

The Speech Products which incorporate our Core Technologies will be competing with more conventional means of information processing such as data entry, access by keyboard, mouse or touch-tone telephone.  We believe that there is a substantial potential market for applications and products incorporating advanced speech-enabled technologies.  Nevertheless, such a market for our Speech Products may never develop to the point that profitable operations can be achieved or sustained.

Our Speech Products may not achieve widespread acceptance by businesses or telecommunications carriers, which could limit our ability to grow our business.

Our ability to increase revenue in the future depends on the acceptance of speech-enabling products and applications by both our customers and end users.  The adoption and integration of speech-enabling products and applications could be hindered by the perceived costs of these new products and applications, as well as the reluctance of enterprises that have invested substantial resources in existing applications to replace their current systems with these new products and applications.  Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established companies, about the uses and benefits of speech-enabling products and applications in general and our Speech Products in particular.  If these efforts fail, or if speech-enabling products and technology platforms do not achieve commercial acceptance, our business will not develop or may subsequently fail.

Continued development of the market for our Speech Products also will depend upon the following factors over which we have little or no control:

•	widespread deployment of speech-enabling applications by third parties, which is driven by consumer demand for services having a voice user interface;
•	demand for new uses and applications of speech-enabling technology, including adoption of speech-enabled interfaces by companies that operate web sites;
•	adoption of industry standards for speech-enabling and related technologies; and
•	continuing improvements in hardware technology that may reduce the costs of speech-enabling technology solutions.

In many cases, the delivery of our Speech Products to end users is dependent upon third-party integration and may be subject to delays and cancellations that are beyond our control.

Generally, we are pursuing third-party integration of our Speech Products into mass market, general business, personal electronics products, and computing solutions.  Thus, lead time to revenue recognition will be longer than software products directly released into consumer channels.  Purchase of our Speech Products often requires a significant expenditure by a customer.  Accordingly, the decision to purchase our Speech Products typically requires significant pre-purchase evaluation.  We spend significant time educating and providing information to prospective customers regarding the use and benefits of our Speech Products.  During this evaluation period, we may expend substantial sales, marketing and management resources.

Further, our Speech Products sold and integrated into customer applications and products are subject to both customer production schedules and customer success in marketing their own products and generating product sales.  Our revenues are thus subject to delays and possible cancellation resulting from customer integration risks and delays.

In cases where our contract with our customers specifies milestones or acceptance criteria, we may not be able to recognize license or services revenue until these conditions are met.  We have in the past and may in the future experience unexpected delays in recognizing revenue.  Consequently, the length of our sales and implementation cycles and the varying order amounts for our Speech Products make it difficult to predict the quarter in which revenue recognition may occur and may cause license and services revenue and operating results to vary significantly from period to period.  These factors could cause our stock price, if established, to be volatile or to decline.

Our Speech Products can have a long sales cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

The sales cycles for our Speech Products are generally six to twelve months but may be shorter or longer depending on the size and complexity of the order, the amount of services to be provided, and whether the sale is made directly by us or indirectly through an OEM, VAR, or systems integrator.  The length of the sales cycles could adversely impact our operating results.

Our failure to respond to rapid change in the speech-enabled technologies market could cause us to lose revenue and could harm our business.

Our success will depend substantially upon our ability to enhance our existing Speech Products and to develop and introduce, on a timely and cost-effective basis, new technologies, Speech Products and features that meet changing end-user requirements and incorporate technological advancements.  If we are unable to develop new Speech Products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing Speech Products with sales of new Speech Products, our business will suffer.

Commercial acceptance of our Speech Products will depend, among other things, on:

•	the ability of our Speech Products to meet and adapt to the needs of our target markets;
•	the performance and price of our Speech Products and our competitors' products; and
•	our ability to deliver customer services directly and through our resellers, VARs and OEM partners.

In order to increase our international sales, we must increase the foreign language capacities of our Speech Products.  If we are unable to do so, we may be unable to grow our revenue and execute our business strategy.

We intend to expand our international sales, which requires a significant investment to create and refine different language models for each particular language or dialect.  These language models are required to create versions of products that allow end users to speak the local language or dialect and be understood.  If we fail to develop additional foreign language capacity of our Speech Products, our ability to benefit from international market opportunities and to grow our business will be limited.

Our operations and financial condition could be adversely affected by our failure or inability to protect our intellectual property or if our technologies are found to infringe the intellectual property rights of a third party.

Dependence on proprietary technology.  Our success is heavily dependent upon our proprietary technology.  Certain elements of our Core Technologies are the subject of nine patents issued and allowed by the United States Patent and Trademark Office and seven other patent applications which are pending.  In addition to our patents, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights.  Such means of protecting our proprietary rights may not be adequate because such laws provide only limited protection.  Despite precautions that we take, it may be possible for unauthorized third parties to duplicate aspects of our technologies or the current or future products or technologies of our business units or to obtain and use information that we regard as proprietary.  Additionally, our competitors may independently develop similar or superior technology.  Policing unauthorized use of proprietary rights is difficult, and some international laws do not protect proprietary rights to the same extent as United States laws.  Litigation periodically may be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others.

Risks of our infringement upon the technology of unrelated parties or entities.   We are not aware and do not believe that any of our technologies or products infringe the proprietary rights of third parties.  Nevertheless, third parties may claim infringement with respect to our current or future technologies or products or products manufactured by others and incorporating our technologies.  We expect that developers of speech-enabled technologies increasingly will be subject to infringement claims as the number of products and competitors in the industry grows and the functionality of products in different industry segments overlaps.  Responding to any such claims, whether or not they are found to have merit, could be time consuming, result in costly litigation, cause development delays, or require us to enter into royalty or license agreements.  Royalty or license agreements may not be available on acceptable terms or at all.  As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

Failure to achieve and maintain effective internal and disclosure controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal and disclosure controls are necessary for us to provide reliable financial and disclosure reports.  All control systems, no matter how well designed, have inherent limitations.  Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation, and the collection of material information for presentation in our periodic reports.  Our most recent evaluation of our internal controls over financial reporting resulted in our conclusion that our disclosure controls and procedures were not effective due to a lack of segregation of duties in our accounting and financial functions, including financial reporting and our quarterly closing process.  In our case, our failure to achieve and maintain an effective internal control environment could decrease the likelihood that we may be unable to produce reliable financial reports or detect or prevent fraud.  This may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price.

There may be additional unknown risks, which could have a negative effect on our business.

The risks and uncertainties described in this section are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.

Risks Relating to Ownership of or an Investment in Common Stock of SFX

There is not now, and there may not ever be, an active market for our common stock.

There currently is no market for our common stock.  Further, although our common stock may be quoted in the future on a quotation service, trading of our common stock may be extremely sporadic.  For example, several days may pass before any shares may be traded.  There can be no assurance that a more active market for the common stock will develop.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange or that price quotations will be provided by quotations services.

The transfer of the shares of our common stock issued in the Spin-off will be subject to certain restrictions (see “Market for Our Common Stock” on page 31).  Furthermore, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.  Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotations services.  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock.  In addition, if we failed to meet the criteria set forth in regulations promulgated by the SEC, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity.  This would also make it more difficult for us to raise additional capital.

Even if publicly traded in the future, our common stock may be subject to “Penny Stock” restrictions.

If our common stock becomes publicly traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity.  The SEC has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities.  Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Those requirements could adversely affect the market liquidity of such stock.  There can be no assurance that if our common stock becomes publicly traded, the price will rise above $5 per share so as to avoid these regulations.

The power of our board of directors, without any action or approval by our stockholders, to designate and issue additional classes of capital stock, including preferred stock, and certain aspects of Delaware corporate law, may adversely affect the relative rights of our common stockholders or make it more difficult for an acquiror to obtain control of the company without the approval of our board of directors.

Our authorized capital consists of an aggregate of 5,100,000,000 shares of capital stock, including 5,000,000,000 shares of authorized common stock, and 100,000,000 shares of undesignated preferred stock.  Pursuant to authority granted by our certificate of incorporation and applicable state law, our board of directors, without any action or approval by our stockholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate, and establish the rights, preferences and privileges of such shares, including dividends, liquidation, and voting rights.  The rights of holders of other classes or series of our capital stock, including preferred stock that may be issued, could be superior to the rights of the shares of our common stock distributed in the Spin-off.

Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law (“DGCL”) regarding “business combinations” and “control share acquisitions.”  We may, in the future, consider adopting additional anti-takeover measures.

The designation and issuance of shares of capital stock having preferential rights could adversely affect the relative rights appurtenant to the shares of our common stock.  In addition, any issuances of additional capital stock (common or preferred) will dilute the percentage of ownership interest of our stockholders and may dilute our per-share book value.  Finally, the aspects of Delaware corporate law noted above will generally make it more difficult for a potential acquiror to obtain control of the company without the approval of our board of directors.  When coupled with the significant ownership of our board of directors and management, these factors will significantly deter others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders in general.

Our common stock may trade only in an illiquid trading market.

When and if it occurs, trading of our common stock will likely be conducted on the Over-the-Counter market (OTC BB and/or the OTC Markets Group, Inc. quotation services).  This will likely have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analyst and media coverage of our company and our common stock.  Each of these factors alone could generally have a depressive effect on the price of our common stock.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

Risks Relating to the Spin-off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Fonix.

We might not obtain the potential benefits that we expect from the Spin-off.  Further, Fonix stockholders who receive our stock might not realize the intended benefits of the Spin-off.  We have described those anticipated benefits elsewhere in this Information Statement.  See “The Spin-off—General.”  By separating from Fonix, there is a risk that we might be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Fonix.  In addition, we will incur significant costs, which might exceed our estimates, and we will incur some negative effects from our separation from Fonix, including our obligation to indemnify Fonix for certain risks, and the potential loss of cash flow and revenue that may in the future accrue to Fonix from the development of business related to Fonix’s G-Soft Entities.  As a result, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent public company.

The Spin-off could result in substantial tax liability.

The Spin-off could be treated as a taxable dividend or capital gain to you for U.S. federal income-tax purposes, and you could incur significant U.S. federal income-tax liabilities.  For more information, see “Certain Material U.S. Federal Income Tax Consequences of the Spin-off.”

The Spin-off will result in costs associated with being a publicly held company.

After the Spin-off, we will be a public company with the obligation to file reports with the SEC and other obligations associated with being a public reporting company.  In particular, we will be required to maintain adequate internal controls and to pay for audits and reviews of our financial statements by our independent registered public accounting firm.

The Spin-off may be challenged by creditors as a fraudulent transfer or conveyance.

In connection with the Spin-off, SFX has agreed to assume full responsibility for obligations of Fonix arising from or related to the SFX Business that it believes could be legally asserted.  Alternatively, in connection with the Spin-off, SFX has agreed to negotiate and enter into settlements and/or waivers of claims with such creditors.

In spite of such commitments by SFX, if a court in a suit by an unpaid creditor or representative of creditors of Fonix, such as a trustee in bankruptcy, or Fonix, as debtor-in-possession, in a reorganization case under Title 11 of the U.S. Bankruptcy Code, were to find that:

•	the Spin-off and the related transactions were undertaken for the purpose of hindering, delaying or defrauding creditors; or
•
Fonix received less than reasonably equivalent value or fair consideration in connection with the Spin-off and the transactions related thereto and (1) Fonix was insolvent immediately prior to or was rendered insolvent by the Spin-off, (2) Fonix immediately prior to or as of the effective time of the completion of the Spin-off and after giving effect thereto intended or believed that it would be unable to pay its debts as they became due, or (3) the capital of Fonix immediately prior to or at the effective time of the completion of the Spin-off and after giving effect thereto was inadequate to conduct its business;

then that court could determine that the Spin-off or the related transactions violated applicable provisions of the U.S. Bankruptcy Code or applicable state fraudulent transfer or conveyance laws.  This determination would permit the bankruptcy trustee or debtor-in-possession or unpaid creditors to attempt to rescind the Spin-off or to require SFX or Fonix, as the case may be, to fund liabilities of the other for the benefit of creditors.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation;
•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured; or

•	it is generally not paying its debts as they become due.

If the distribution made to effect the Spin-off is not a legal dividend, it could be held invalid by a court and harm the financial condition and results of operations of SFX and Fonix.

In connection with the Spin-off, SFX has agreed to assume full responsibility for obligations of Fonix arising from or related to the SFX Business that it believes could be legally asserted.  Alternatively, in connection with the Spin-off, SFX has agreed to negotiate and enter into settlements and/or waivers of claims with such creditors.

The declaration of the distribution of shares of SFX common stock made to effect the Spin-off is governed by the DGCL.  Notwithstanding SFX’s commitments in this Spin-off to creditors of Fonix and related steps undertaken in an effort to make the Spin-off fair to all Fonix creditors and stockholders, under the DGCL, there are certain restrictions on when a corporation may distribute its property, including the shares of the common stock of a subsidiary, as a dividend. If the distribution and related transactions, including the merger, are found invalid under Delaware law, a court could seek to have the transactions rescinded. The resulting complications, costs and expenses could harm the financial condition of SFX and Fonix.

Fonix’s creditors at the time of the Spin-off may challenge the Spin-off as a fraudulent conveyance or transfer that could lead a court to void the Spin-off. If that were to happen, you may be required to return the shares you receive.

In connection with the Spin-off, SFX has agreed to assume full responsibility for obligations of Fonix arising from or related to the SFX Business that it believes could be legally asserted.  Alternatively, in connection with the Spin-off, SFX has agreed to negotiate and enter into settlements and/or waivers of claims with such creditors.

Notwithstanding SFX’s commitments in this Spin-off to creditors of Fonix and related steps undertaken in an effort to make the Spin-off fair to all Fonix creditors and stockholders, Fonix’s creditors could file a legal action challenging the Spin-off as a fraudulent conveyance or transfer.  If a court determined that Fonix was insolvent at the time of the Spin-off or was rendered insolvent by reason of the Spin-off, the court could be asked to void the Spin-off (in whole or in part).  If a court voided the Spin-off, it could require that our stockholders return to Fonix some or all of the shares of our common stock issued in the Spin-off.

CAUTIONARY STATEMENT

This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements about our plans, objectives, expectations and intentions.  Forward-looking statements include information concerning our possible or assumed future results of operations and other statements about management’s future expectations, beliefs, goals, plans or prospects.  You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “potential,” “contemplate,” “could,” “would,” “may,” and “can” or similar words.  You should read statements that contain these words carefully.  They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control.  These risks are described in greater detail in the section entitled “Risk Factors” beginning on page 17 of this Information Statement.

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, any forward-looking statements in this Information Statement represent our views only as of the date of this Information Statement and should not be relied upon as representing our views as of any subsequent date.  We anticipate that subsequent events and developments may cause our views to change.  Nevertheless, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise.

THE SPIN-OFF

Background

At special meetings of the Fonix Board held on April 4, and April 15, 2011, the Fonix Board determined that it is in the best interests of Fonix, its stockholders and creditors, to separate its speech recognition, text-to-speech, and related technology assets currently held by SFX through the Spin-off, the material terms of which include the following:

•
Confirming that SFX owns and possesses all rights to the assets of Fonix primarily associated with the SFX Business.  In this regard, in 2006, Fonix caused the assets and liabilities primarily associated with the Core Technologies and the Speech Products to be transferred to SFX.  In the Spin-off, Fonix has agreed to make such further transfers of Core Technologies and Speech Products to SFX, if necessary, to confirm SFX’s ownership of all such assets and rights relating to the SFX Business;

•	The assignment from Fonix to SFX and SFX’s assumption of certain liabilities of Fonix primarily associated with the Core Technologies and the Speech Products;
•
The settlement by Fonix, or by SFX on behalf of Fonix, of other obligations of Fonix to creditors that also may have been associated with the Core Technologies and Speech Products, but that would not be assumed by SFX in the Spin-off;

•	The distribution to the stockholders of Fonix of a pro rata ownership in SFX; and
•
The filing of a registration statement on Form 10 under the Exchange Act for the purpose of registering the common stock of SFX and causing SFX to become subject to the information reporting requirements and other conditions of a reporting company under Exchange Act.

In connection with the Spin-off and the filing of the registration statement on Form 10, SFX expects to cooperate with certain market makers for the purpose of obtaining a trading symbol for its common stock as soon as reasonably possible, and to apply to publish price quotations for the SFX common stock on the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services.  Therefore, at the conclusion of the Spin-off transaction and after completing the process of obtaining a trading symbol, we anticipate that SFX will be a public reporting company with its share prices quoted in the over-the-counter trading markets.  We will be separate, distinct and independent company from Fonix Corporation, with our own trading symbol.

Reasons for the Spin-off

Historically, Fonix has conducted its operations through its two wholly owned subsidiaries, Fonix GS and SFX.

Fonix GS

Fonix GS was formed on June 27, 2008, to facilitate the acquisition of Shanghai Gaozhi Software Systems Limited (“GaozhiSoft”).  GaozhiSoft is a Chinese software developer and solutions provider in 2G (second-generation) and 3G (third-generation) telecommunication operation support systems in China and throughout the Asian Pacific region.  GaozhiSoft is a qualified competitor for telecommunication operation support systems.
GaozhiSoft’s products are designed to increase data transferring speed, reduce telecommunications data loss and provide network management, billing accuracy and improved implementation techniques to telecom carriers.

In March 2009, Fonix announced that it had closed a previously announced transaction whereby its subsidiary Fonix GS acquired 80% of the issued and outstanding shares of G-Soft Limited, a Hong Kong corporation (“G-Soft,” and together with Gaozhisoft, the “G-Soft Entities”), which is the ultimate parent of Gaozhisoft.

GaozhiSoft’s software products are divided into two main categories: (1) MOSS series and (2) MDtrac series. MOSS products provide service providers with integrated electronic management platforms for peer-to-peer business operation and automatic management.  MDtrac products provide data collection solutions.  GaozhiSoft has received various copyrights and patents for certain of its products and has filed applications for other copyrights and patents covering various aspects of its products.

Prior to the acquisition, Gaozhisoft had an outstanding management team with extensive industrial knowledge and experience with system developing, marketing and sales.  Following completion of the acquisition of GaozhiSoft, Fonix GS, through its wholly owned foreign entities, planned to work with the management team to transition the business with a focus on creating synergies among the Company’s existing technologies and GoazhiSoft’s products.  Upon completion of the transition, Fonix expected GaozhiSoft to continue its rapid growth and market penetration based on the implementation of the 3G mobile network service with these professional partners.

Subsequent to the March 2009 closing, Fonix encountered continuing difficulties in its relationship with the G-Soft Entities, including lack of access to financial information, which has prevented Fonix from being able to compile the financial statements and schedules required to be filed in its public reports under the Exchange Act.  Fonix has not filed an annual or quarterly report since the Quarterly Report for the quarter ended September 30, 2009, which was filed with the SEC in November 2009.

The Fonix Board believes that the lack of financial information from the G-Soft Entities and Fonix’s inability to file public reports have limited the ability of Fonix to focus on development and funding of the SFX Business.  The Fonix Board noted that the G-Soft Entities had been entirely unresponsive to Fonix’s claims that the G-Soft Entities had breached the agreement entered into in March 2009 by which Fonix acquired G-Soft, and that they were continuing to violate that agreement by refusing to provide financial information necessary to produce complete and accurate Fonix financial statements.

The Fonix Board has considered various alternatives to enable Fonix to continue to develop the SFX Business, and to serve markets that are adopting speech-enabled interfaces, solutions and applications, while also pursuing the opportunities presented by the G-Soft Entities.

The Fonix Board noted that Fonix had undertaken efforts to sell the SFX assets and technologies, but that such efforts have not resulted in any indications of interest from prospective buyers.

In considering a spin-off as a viable option, the Fonix Board also noted that a spin-off would provide Fonix stockholders with a continuing beneficial interest in the ongoing business activities of SFX, and would provide SFX with access to capital markets necessary to pursue its business plan, recognizing that as long as Fonix and the G-Soft Entities were tied together under the same parent entity, prospects for any such financing of the SFX business was limited or non-existent.  The Fonix Board also noted that as part of a spin-off, SFX would agree to assume and/or settle the obligations and liabilities of Fonix that were related the SFX Business, and that could still be asserted against Fonix.

As a result of the above considerations, the Fonix Board developed the plan to complete the Spin-off described in this Information Statement.  In light of the foregoing, the principal purposes of the Spin-off are (1) to enable management of SFX and Fonix to focus on their respective differentiated businesses; and (2) to simplify investor analysis of each respective business and thereby enhance the ability to obtain financing for each.  SFX’s status as an independent reporting company will also permit it to provide current financial and other information to its stockholders, and may provide access to capital markets and sources of funding through the sale of its equity and other securities.

The Fonix Board considered various potential risks and other negative factors in determining whether to proceed with the Spin-off.  These included the impact of creating an additional public company, including the costs associated with the process of creating such a company and thereby multiplying the ongoing costs of being public, the need to identify additional personnel to discharge management roles at SFX and to finance the related personnel expense, and the existence of certain indemnification obligations with respect to Fonix.

Among other things, the Fonix Board also considered the relative financial conditions of Fonix and SFX and the potential impact of a separation on each entity’s financial condition.  The Fonix Board considered the risk that in the event Fonix were deemed to be insolvent or rendered insolvent as a result of the distribution of our common stock to the holders of Fonix common and preferred stock, a creditor (or a creditor representative) of Fonix might bring fraudulent transfer claims to recover all or a portion of our common stock distributed in the Spin-off and that the persons receiving such shares would be required to return all or a portion of the shares if such claims were successful.  Because of its limited resources, Fonix will not seek an independent opinion concerning solvency or a valuation of either Fonix or SFX at the time it declares the dividend and at the time the distribution of SFX common stock is made.  The Fonix Board also considered the fact that SFX will assume substantially all of the debts and obligations of Fonix which are related to the Core Technologies and business to be conducted by SFX following the Spin-off, or will obtain settlements and waivers of such claims.  Accordingly, the creditors and stockholders of Fonix will be in substantially the same position following the Spin-off as they were prior to the Spin-off, as to claims that might be made against the assets available to either Fonix or SFX for satisfaction of Fonix or SFX liabilities.  After considering these factors, the Fonix Board concluded that the potential benefits of the Spin-off outweighed the negative factors or risks.

Restrictions on Payment of Dividends

Section 170(a) of the DGCL generally allows a corporation to declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  Under Section 154 of the DGCL, “surplus” is defined as the excess, if any, of the net assets of the corporation over the amount determined to be capital.

In addition, under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer or fraudulent conveyance laws, a transfer or conveyance or the incurrence of an obligation is fraudulent if at the time of such transfer or incurrence of such obligation, the transferor or obligor (a) made such transfer or incurred such obligation with the intent to hinder, delay or defraud any present or future creditor or (b) received less than reasonably equivalent value or fair consideration for the transfer or for the incurrence of the obligation and (i) was insolvent or rendered insolvent by reason of such transfer or the incurrence of such obligation, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature.  The standards for measuring insolvency will vary depending upon the applicable law.  As a general matter, a transferor or obligor will be considered insolvent if (a) the sum of its debts, including contingent liabilities, was greater than the saleable value of its assets, (b) the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities as they become absolute and mature, or (c) it cannot pay its debts as they become due.  Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, you could be required to return all or a portion of the shares received in the Spin-off.

Ultimately, the Fonix Board has determined that it is in the best interest of Fonix, its stockholders and creditors, to proceed with the Spin-off.

Transfer of Assets

Pursuant to the Contribution Agreement dated February 3, 2006, Fonix transferred to SFX all of the “SFX Assets.”  The “SFX Assets” generally consisted of all assets held by Fonix prior to that date and which primarily related to the SFX Business.  Additionally, the Distribution Agreement provides that as a condition of the Spin-off, SFX will assume certain existing and contingent liabilities of Fonix.  The Distribution Agreement has been filed with the SEC as Exhibit 2.1 to SFX’s Form 10 registration statement.

Pursuant to the Contribution Agreement, Fonix transferred to SFX the following assets, described in detail in “Schedule 1” to the Contribution Agreement:

•	Physical assets (including computers, monitors, office equipment, electronic equipment, software licenses, and other miscellaneous equipment);
•	Customer lists and contacts;
•	Contracts;
•	Software licenses;
•	Speech-related patents (US and European); and
•	Speech-related trademarks

A complete description of the SFX Assets that SFX will retain in connection with the Spin-off is set forth in Schedule 2.1(a) to the Distribution Agreement.

Indemnification of Fonix by SFX

Pursuant to the Distribution Agreement, SFX agrees to indemnify and hold harmless Fonix from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by Fonix and any of its past or present directors, officers, employees and agents and that relate to or arise from or in connection with all or any of the following:

•
the failure of SFX or its affiliates or any other person to pay, perform or otherwise promptly discharge after the Distribution Date any SFX Liabilities (as defined in the Distribution Agreement) incurred after the Spin-off Transaction in accordance with their respective terms;

•
any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Form 10, resulting in a misleading statement, with respect to all information contained in the Form 10; and

•	any breach by SFX of the Distribution Agreement or any ancillary agreements.

Indemnification of SFX by Fonix

Additionally, pursuant to the Distribution Agreement, Fonix agrees to indemnify and hold harmless SFX from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by SFX and any of its past or present directors, officers, employees and agents and that relate to or arise from or in connection with all or any of the following:

•	the failure of Fonix or its affiliates to pay, perform or otherwise promptly discharge after the Distribution Date any Fonix Liabilities (as defined in the Distribution Agreement);
•	the Fonix Liabilities; and
•	any breach by Fonix of the Distribution Agreement or any ancillary agreements.

SEC Position Regarding Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Liabilities

Pursuant to the Distribution Agreement, SFX assumed certain liabilities of Fonix, as set forth in “Schedule 2.2(a)” to the Distribution Agreement:  These liabilities total approximately $2,873,000 and include, but are not limited to, the following types of obligations:

•	Secured notes payable to related parties, including accrued compensation, totaling approximately $1,132,000; and
•	Accounts payable of approximately $1,741,000.

Structure of the Spin-off

The Spin-off will be accomplished through the distribution of stock of SFX to stockholders of record of Fonix as of the Record Date.  The ratio of shares of SFX common stock to Fonix common stock issuable in the Spin-off is approximately one share of SFX common stock for 9,316 shares of Fonix common stock.  The distribution is intended to occur on the Distribution Date.  On that date, each holder of Fonix common stock will receive 0.0001073 shares of SFX common stock for each share of Fonix common stock held and will retain such holder’s shares of Fonix common stock.  Additionally, each holder of Fonix preferred stock will receive  0.0001073 shares of SFX common stock for each share of Fonix common stock issuable upon a hypothetical full and immediate conversion of the preferred stock held, assuming such conversion as of the Record Date, and will retain such holder’s shares of Fonix preferred stock.  (In other words, this is not a share exchange of Fonix common or preferred stock for SFX common stock.)  The distribution is subject to the satisfaction or waiver of certain conditions, which are described in this Information Statement under “Conditions to the Spin-off.”  Following the Spin-off, Fonix will cease to own any equity interest in SFX, and SFX will be an independent and separate public reporting company.

Fonix stockholders will not be required to pay for shares of SFX common stock received in the Spin-off or to surrender or exchange shares of Fonix common or preferred stock in order to receive our common stock or to take any other action in connection with the Spin-off.  No vote of Fonix stockholders will be required or sought in connection with the Spin-off, and Fonix stockholders will have no appraisal rights in connection with the Spin-off.  The Spin-off will not affect the number of outstanding shares of Fonix common or preferred stock or any rights of Fonix stockholders, although it will likely affect the market value of the outstanding Fonix common stock.

Immediately following the Spin-off, we expect that approximately 75,000,000 shares of SFX common stock will be issued and outstanding, based on the distribution described above.  We also expect to have approximately 23,500 stockholders of record, based on the number of stockholders of record of Fonix common and preferred stock on the Record Date.

The specific terms and conditions relating to the Spin-off are set forth in the Distribution Agreement.  Under the Distribution Agreement, the Spin-off will be effective on the Distribution Date.

When and How You Will Receive SFX Shares

On the Distribution Date, Fonix will release its shares of SFX common stock for distribution by the distribution agent, Continental Stock Transfer & Trust Company.  The distribution agent will cause the shares of SFX common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

“Street Name” Holders

Many Fonix stockholders hold Fonix common stock through an account with a bank or brokerage firm.  If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf.  For stockholders who hold their shares of Fonix common stock in an account with a bank or brokerage firm, the SFX common stock distributed to you will be registered in the “street name” of your bank or broker, who in turn will electronically credit your account with the SFX shares that you are entitled to receive in the distribution.  We anticipate that banks and brokers will generally credit their customers’ accounts with SFX common stock shortly after the Distribution Date.  We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having shares of SFX common stock credited to your account.

Registered Holders

If you are the registered holder of shares of Fonix common or preferred stock and hold your shares either in physical form or in book-entry form, the shares of SFX common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of SFX common stock.  Our distribution agent will send you a statement reflecting your ownership of our common stock.

Direct Registration System

As part of the Spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock.  The shares of our common stock to be distributed in the Spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system.  No certificates representing your shares will be mailed to you in connection with the Spin-off.  Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares.  Contact information for our transfer agent and registrar is provided under “Questions and Answers about the Spin-off” beginning on page 3.  The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the Distribution Date.  You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Market for Our Common Stock

We expect to have approximately 75,000,000 shares of our common stock outstanding immediately after the Spin-off, based upon the number of shares of Fonix common and preferred stock outstanding on the Record Date.  The shares of our common stock distributed to Fonix stockholders will be freely transferable, subject to certain volume limitations, and except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933 (the “Securities Act”).

Pursuant to Section 3.1 of the Distribution Agreement, a copy of which is attached to this Information Statement as Exhibit 2.1, until __________, 20____, [two years after Distribution Date] all shares of our common stock will be subject to limitations on the number of shares of our common stock that may be sold by holders thereof during any three-month period.  During any such period, no holder may sell more than the number of shares constituting one percent (1%) of all shares of our common stock issued and outstanding.  These transfer restrictions would not prevent stockholders from transferring their shares, without consideration, in bona fide distributions or liquidating distributions to their stockholders, as gifts, or to persons who are affiliated with the holder.  Shares that are sold for value in bona fide, arms-length sales transactions shall thereafter not be subject to the restrictions on sale arising from the Distribution Agreement.  However, any such shares may continue to be subject to restrictions imposed by federal or state securities laws, as explained below, or contractual agreements outside of the Distribution Agreement.
In addition to any restrictions on resale arising under the Distribution Agreement, persons who may be deemed to be our affiliates after the Spin-off will be subject to certain resale restrictions arising under Rule 144 promulgated by the SEC.  Affiliates generally include individuals or entities that control, are controlled by, or are under common control with us, and may include some or all of our directors and executive officers.  Our affiliates will be permitted to sell their shares of SFX common stock, subject to the Distribution Agreement restrictions explained above, and only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 promulgated under the Securities Act (“Rule 144”).

Rule 144 will generally be available for the resale of our common stock by affiliates once 90 days have elapsed from the date we become subject to the reporting requirements of the Exchange Act, which is the date when the registration statement on Form 10, of which this Information Statement is a part, becomes effective.  Under Rule 144, provided certain conditions are satisfied, an affiliate may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock, and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

There is currently no public market for our common stock.  We have not applied to list our common stock on any securities exchange but, subject to completion of the Spin-off, we anticipate that our common stock will trade in the over-the-counter market (OTCBB and/or OTC Markets Group, Inc. quotation services) after completion of applications by market makers with FINRA and/or the OTC Markets Group, Inc.  Neither we nor Fonix can give any assurances as to the trading price of our common stock after the Spin-off.  The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops.  We cannot predict that such a market will ever develop or the prices at which our shares may trade.  See “Risk Factors—Risks Relating to Ownership of Our Common Stock.”  In addition, we cannot predict any change that may occur in the trading price of the Fonix common stock after the Spin-off.

Trading of Fonix Common Stock After the Record Date and Prior to the Distribution

If you own shares of Fonix common stock at 5:00 p.m., Eastern Daylight time, on the Record Date and sell those shares on or prior to the Distribution Date, you will be selling those shares “ex dividend” and the purchaser of such shares will not acquire the right to receive shares of SFX common stock in the Spin-off.  In addition, in the event Fonix is required to set a new record date for the distribution, and if you sell your Fonix common or preferred shares after the original Record Date you will not be entitled to receive shares of SFX common stock with respect to those shares of Fonix common or preferred stock that you sold after the original Record Date but before the new Record Date.

Preferred Stock

Holders of Fonix preferred stock will also receive SFX shares on a pro-rata basis with the holders of Fonix common stock on the basis of an assumed or hypothetical conversion of the preferred stock held by them on the Record Date.  As of the Record Date, Fonix had shares of preferred stock outstanding under the following series of preferred stock previously designated by the Fonix Board:

•	Series L – 1,437.43 shares outstanding
•	Series M – 150 shares outstanding
•	Series N – 1,754.85 shares outstanding
•	Series O – 742.504 shares outstanding
•	Series P – 2,238.89 shares outstanding

In the Spin-off, Fonix will distribute shares of SFX common stock to the holders of these preferred shares on an “as-converted” basis, as though all of the outstanding shares of preferred stock of each of the above series were fully converted immediately upon the Record Date in accordance with the respective conversion features of each series of Fonix preferred stock.  Assuming such a conversion, the holders of the Fonix preferred stock would receive, in the aggregate, approximately 74,487,825 SFX shares.

Conditions to the Spin-off

We expect that the Spin-off will be effective on ______________________, 2011.  As provided in the Distribution Agreement, the Spin-off is subject to the satisfaction or, if permitted under the agreement, the waiver, of the following conditions:

•	The Form 10 shall have been filed with the SEC for the purpose of registering the SFX common stock under the Exchange Act, with no stop order in effect with respect thereto;
•	An information statement satisfying the requirements of the SEC shall have been filed with the SEC and mailed to all holders of Fonix common and preferred stock as of the Record Date;
•
All government approvals and other consents necessary to consummate the Spin-off shall have been obtained and be in full force and effect, except for any such government approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Fonix or SFX;

•
No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Spin-off shall be in effect, and no other event outside the control of Fonix shall have occurred or failed to occur that prevents the consummation of the Spin-off;

•	The Fonix Board shall have authorized and approved the Spin-off and not withdrawn such authorization and approval;
•	The Board of Directors of Fonix shall not have reasonably determined in good faith that the Distribution would not be permitted under the DGCL;
•
All holders of Fonix preferred stock shall have signed waivers and releases of any claims they might have or be said to have, against SFX, its officers, directors, or agents, and any rights they may have or be said to have in any SFX assets, arising out of or in connection with any obligations of Fonix or SFX owing to such holders, including but not limited to any accrued but unpaid dividends, or future dividends, owed by Fonix to such holders, or any rights or security interest in any SFX assets; provided, however, such waivers and releases shall not be required to include the release of Fonix for payment of any accrued but unpaid dividends in connection with such holders’ ownership of Fonix preferred stock;

•	Fonix and SFX shall have secured waivers and releases of all claims from the current SFX employees with respect to certain liabilities or obligations to be settled prior to the Spin-off;
•
Fonix and SFX shall have secured a waiver and release of claims from certain secured parties, pursuant to which the secured parties terminate and release any security interest they may have in the technology of SFX arising from the issuance of preferred stock by Fonix to the secured parties; and

•
No other events or developments shall have occurred that, in the sole discretion of the Fonix Board, would result in the Spin-off having a material adverse effect on Fonix, its stockholders or its creditors, or not being in the best interest of Fonix, its stockholders and creditors.

Fonix will use its best efforts, and cooperate with SFX, to take all actions to cause the Spin-off to be completed in the most expeditious manner practicable, including the satisfaction of the above conditions.

Certain Material U.S. Federal Income-Tax Consequences of the Spin-off

The following is a summary of certain material U.S. federal income tax consequences to Fonix, the holders of Fonix common and preferred stock, us and the holders of our common stock after the Spin-off.  For purposes of this summary discussion only, reference to “holders of Fonix common stock” and similar descriptions is deemed to include holders of Fonix preferred stock who will receive SFX common stock in the Spin-off on an as-converted basis with Fonix common stockholders.  This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special rules under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of Fonix restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Internal Revenue Code (the “Code”), and regulations, rulings and judicial decisions, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

If a partnership holds Fonix common or preferred stock and acquires our common stock in the Spin-off, the tax rule of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding Fonix common or preferred stock, you should consult your tax advisors.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the Spin-off of our common stock to holders of Fonix common or preferred stock in light of their particular circumstances.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

We have no ruling of any kind whatsoever from the IRS to the effect that the Spin-off will qualify as a tax-free transaction under Section 355 of the Code and/or a tax-free reorganization under Section 368(a)(1)(D) of the Code.  In part due to the non-binding nature of private letter rulings, and in part due to the time and expense required to obtain such a ruling, we have determined not to request a private letter ruling from the IRS with respect to the Spin-off.  We have also not requested an opinion from our accounting firm or any other expert confirming the tax-free status of the transaction.

Therefore, on the basis of the opinion of our management only, and assuming that Fonix common stock is a capital asset in the hands of a Fonix stockholder on the Distribution Date:

•	holders of Fonix common stock will not recognize any income, gain or loss as a result of the receipt of shares of our common stock in the Spin-off;
•
holders of Fonix common stock will apportion the tax basis of their Fonix common stock between such Fonix common stock and our common stock received in the Spin-off in proportion to the relative fair market values of such stock at the time of the Spin-off;

•
the holding period for our common stock received in the Spin-off by holders of Fonix common stock will include the period during which such holders held the Fonix common stock with respect to which the Spin-off was made; and

•	neither we nor Fonix will recognize gain or loss as a result of the Spin-off.

Current federal tax regulations also generally provide that if an Fonix stockholder holds different blocks of Fonix common stock (generally shares of Fonix common stock purchased on different dates or at different prices), the aggregate basis for each block of Fonix common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our common stock received in the Spin-off in respect of such block of Fonix common stock and such block of Fonix common stock, in proportion to their respective fair market values, and the holding period of the shares of our common stock received in the Spin-off in respect of such block of Fonix common stock will include the holding period of such block of Fonix common stock, provided that such block of Fonix common stock was held as a capital asset on the Distribution Date. If a Fonix stockholder is not able to identify which particular shares of our common stock are received in the Spin-off with respect to a particular block of Fonix common stock, for purposes of applying the rules described above, the stockholder may designate which shares of our common stock are received in the Spin-off in respect of a particular block of Fonix common stock, provided that the number of shares so designated is consistent with the ratio of the total number of shares of our common stock distributed to the Fonix stockholder in the Spin-off to the total number of shares of Fonix common stock on which the Fonix stockholder received that distribution.

If you receive a whole share of SFX in lieu of a fractional share, you will be treated as though you first received a distribution of the fractional share in the Spin-off taxable at the market price on the date of distribution. You will generally recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the market value for such fractional share and your tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if your holding period (as determined above) for such fractional share is more than one year on the Distribution Date.

If the distribution were not to qualify as a tax-free spin-off, each Fonix stockholder receiving shares of our common stock in the Spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Fonix’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Fonix common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in Fonix common stock. Any such gain would generally be a capital gain if the Fonix common stock is held as a capital asset on the Distribution Date. In addition, Fonix would recognize a taxable gain to the extent the fair market value of our common stock exceeded its tax basis in such common stock.

Even if the Spin-off otherwise qualifies for tax-free status under Section 355 of the Code, Fonix could recognize taxable gain if the Spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Fonix or SFX following the Spin-off. Under the Code, any acquisitions of Fonix or SFX within the four-year period beginning two years before the date of the Spin-off are presumed to be part of such a plan. Regulations issued by the IRS, however, provide mitigating rules in many circumstances. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of our common stock after the Spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold.

There are other restrictions imposed on us under current U.S. federal tax law for spin-offs with which we will need to comply in order to preserve the favorable tax rule of the distribution, such as continuing to own and manage our SFX business and limitations on sale or redemptions of our common stock or other property following the distribution. If you are a “significant distributee” with respect to the Spin-off, you are required to attach a statement to your federal income tax return for the year in which the Spin-off occurs setting forth our name and IRS employer identification number, Fonix’s name and IRS employer identification number, the date of the Spin-off, and the fair market value of the shares of our common stock that you receive in the Spin-off. Upon request, Fonix will provide the information necessary to comply with this reporting requirement to each stockholder of record as of the close of business on the Record Date. You are a “significant distributee” with respect to the Spin-off if you own at least 5% of the outstanding shares of Fonix common stock immediately before the Spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Reason for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to Fonix stockholders who will receive shares of SFX common stock in the Spin-off.  It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any Fonix securities.  We believe that the information contained in this Information Statement is accurate as of the date set forth on the front cover.  Changes may occur after that date and neither Fonix nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

DIVIDEND POLICY

The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand SFX, our operations and our present business environment.  This MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes thereto contained in this Information Statement.

We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.  The discussion also provides information about the financial results of the various segments of our business to provide a better understanding of how those segments and their results affect the financial condition and results of operations of the Company as a whole.  This discussion should be read in conjunction with our financial statements as of December 31, 2010, and the year then ended, and the notes accompanying those financial statements.

Overview

Prior to the Spin-off, as a subsidiary of Fonix, SFX has been engaged in providing value-added speech technologies.  We offer speech-enabling technologies including automated speech recognition (“ASR”) and text-to-speech (“TTS”).  We offer our speech-enabling technologies to markets for wireless and mobile devices, computer telephony, server solutions and personal software for consumer applications.  We have received various patents for certain elements of our Core Technologies and have filed applications for other patents covering various aspects of our technologies.  We seek to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips.  Revenues are generated through licensing of speech-enabling technologies, maintenance contracts and services.

We are continually developing new product offerings in the ASR businesses in an effort to increase our revenue stream, and we are continuing to work with our existing customers to increase sales.  We have also experienced operating expense decreases through headcount reductions and overall cost reduction measures.  There can be no assurance that we will be able to achieve positive cash flow from operations in the next 12 months.

Historically, our cash resources, limited to collections from customers, draws on equity lines of credit and loans, have not been sufficient to cover operating expenses.  We periodically engage in discussions with various sources of financing to facilitate our cash requirements including buyers of both debt and equity securities.  To date, no additional sources of funding offering terms superior to those available under equity lines have been implemented, and we rely on first, cash generated from operations, and second, cash provided through convertible debt financing arrangements.  We expect that we will need to generate approximately $2 to $3 million to continue operations for the next twelve months.  There can be no assurance that we will be able to obtain such financing or that, if we can obtain such financing, it will be on terms favorable to us.

Significant Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period.  Significant accounting policies and areas where substantial judgments are made by management include:

Accounting estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying values of our liabilities approximate their fair values.  The estimated fair values have been determined using appropriate market information and valuation methodologies.

Derivative Instruments -   In connection with the sale of debt or equity instruments, we may sell warrants to purchase its common stock. In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative asset or liability.

The accounting for derivative instruments is complex. Our derivative liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to other income (expense), in the period in which the changes in fair value occur. For embedded derivatives and warrants that are accounted for as derivative instrument liabilities, we determine the fair value of these instruments using both the Black-Scholes option-pricing model. This model requires assumptions related to the expected term of the instrument, risk-free rates of return, our current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument.

Concentration of Credit Risk – Our cash is maintained in bank deposit accounts which occasionally may exceed federally insured limits.  Cash equivalents consist of highly liquid securities with maturities of three months or less when purchased.  We have not experienced any losses with respect to these deposits.  In the normal course of business, we provide credit terms to its customers.  Accordingly, we perform on-going credit evaluations of customers and maintain allowances for possible losses, which when realized, have been within the range of management’s expectations.

Cash Equivalents - We consider all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Revenue Recognition – We generate revenues from licensing the rights to its software products to end users, royalties, sales of products (including software and hard ware), and development and consulting services.  Revenues are recognized by us based on the various types of transactions generating the revenue.

With respect to product sales, we recognize revenue when acceptance of functionality, rights of return, and price protection are confirmed or can be reasonably estimated, as appropriate.  Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer.  The completed-contract method is used because our contracts are typically either short-term in duration or we are unable to make reasonably dependable estimates of the costs of the contracts.  Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable.  Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades.  Related revenue is recognized over the period covered by the agreement.  Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as license agreements and support and upgrade obligations using vendor-specific objective evidence of fair value.  Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements.  These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

Cost of Revenues - Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs.  Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense.  Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing.  Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized.  Capitalization of software costs ceases when the product is available for general release to customers.  Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized.  Costs of maintenance and customer support are charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Capitalized software technology costs were amortized on a product-by-product basis.  Amortization was recognized from the date the product was available for general release to customers as the greater of (a) the ratio that current gross revenue for a product bears to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the products.  Amortization was charged to cost of revenues.

We assess unamortized capitalized software costs for possible write down on a quarterly basis based on net realizable value of each related product.  Net realizable value is determined based on the estimated future gross revenues from a product reduced by the estimated future cost of completing and disposing of the product, including the cost of performing maintenance and customer support.  The amount by which the unamortized capitalized costs of a software product exceeded the net realizable value of that asset is written off.

Income Taxes – We recognize deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Net Loss Per Common Share – Basic earnings (loss) per share (“EPS”) is calculated by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common shares outstanding is increased using the treasury stock method to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Such potentially dilutive common shares include convertible preferred stock, stock options, and warrants. Shares having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

Recent Accounting Pronouncements

In September 2010, the SEC issued Release No. 33-9142, Internal Control Over Financial Reporting In Exchange Act Periodic Reports of Non-Accelerated Filers. This release issued a final rule adopting amendments to its rules and forms to conform them to Section 404(c) of the Sarbanes-Oxley Act of 2002 ("SOX"), as added by Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act. SOX Section 404(c) provides that Section 404(b) shall not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934. Release No. 33-9142 was effective September 21, 2010.

In July 2010, FASB issued Accounting Standards Update ("ASU") 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASC Topic 310). This guidance will expand disclosures by requiring additional disaggregated information related to the current disclosures. It will also require additional disclosures to provide information based on credit quality, past due aging information, troubled debt restructuring information, and significant purchases and sales of financing receivables. ASU 2010-20 is effective for the Company for interim and annual reporting periods ended after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

In March 2010, the FASB issued ASU No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, Subsequent Events. This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

Results of Continued Operations

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

During the three months ended March 31, 2011, we had revenues of $141,000, compared to revenues of $149,000 in the three-month period ended March 31, 2010.  The decrease was primarily due to decreased licensing revenue of $8,000.

Cost of revenues was $1,000, a decrease of $1,000 from $2,000 in the first quarter of 2011.  The decrease is primarily due to the decreased costs of third-party royalty fees.

Selling, general and administrative expenses were $227,000 in the first quarter of 2011, a decrease of $24,000 from $251,000 in the first quarter of 2010.  The decrease is primarily due to decreased salary and wage expenses of $74,000 and decreased occupancy related expenses of $5,000, partially offset by increased legal and accounting fees of $29,000, and other expenses of $26,000.

We incurred research and product development expenses of $96,000 in the first three months of 2011, a decrease of $22,000 from $118,000 in the same period in 2010.  The decrease was primarily due to an overall decrease in salaries and wage-related expenses of $12,000, decreased occupancy expenses of $9,000, and decreased other expenses of $1,000.

Other expense was a loss of $10,000 for the three-month period ended March 31, 2011, an increase of $5,000 from the loss of $5,000 for the same period in 2010, due primarily to a loss on derivative liabilities of $5,000.

Fiscal Year 2010 Compared to 2009

During 2010, we recorded revenues of $944,000; no change from revenues for the year 2009.

Cost of revenues in 2010 was $15,000, a decrease of $26,000 from $41,000 in 2009.  The decrease is primarily due to the decreased costs of third-party royalty fees.

Selling, general and administrative expenses were $825,000 in 2010, an increase of $71,000 from the prior year.  The increase is primarily due to increased salary and wage expenses of $37,000, increased consulting services of $63,000, increased legal and accounting fees of $58,000, partially offset by decreased other expenses of $52,000 and decreased travel expenses of $35,000.

We incurred research and product development expenses of $448,000 in 2010, a decrease of $21,000 from 2009.  The decrease was primarily due to an overall decrease in other expenses of $86,000, partially offset by an increase in salaries and wage-related expenses of $49,000 and increased occupancy expenses of $16,000.

Other income (expense) was a loss of $3,000 for 2010, compared to a gain of $259,000 for 2009.  The overall decrease was due to the gain in other income of $235,000 in 2009, and a gain on derivative liability of $24,000, compared to a loss on derivative liability of $3,000 in 2010.  The gain in other income in 2009 was the result of a settlement from a former employee’s misappropriation of cash.

Liquidity and Capital Resources

Our cash resources are limited to collections from customers, proceeds from the issuance of preferred stock, and loan proceeds, and are only sufficient to cover current operating expenses and payments of current liabilities.  At December 31, 2010, we had negative working capital of $8,061,000; accrued liabilities of $470,000; accounts payable of $923,000, derivative liabilities of $1,264,000, related party payables of $5,416,000, and deferred revenues of $14,000.

Net cash provided by operating activities of $32,000 for the year ended December 31, 2010, resulted principally from the net loss incurred of $347,000, a decrease in the related party payable of $28,000, offset by increased other accounts payable and accrued liabilities of $396,000, increased depreciation expense of $6,000, increased loss on derivative liability of $3,000 and an increase in deferred revenue of $2,000.  Net cash used in investing activities was $7,000 for the purchase of property and equipment for the year ended December 31, 2010.  Net cash provided by financing activities was $0.

Other

We presently have no plans to purchase new research and development or office facilities.

Outlook

SFX’s focus on providing competitive and value-added solutions for customers and partners requires a broad set of technologies, service offerings and channel capabilities.  Management anticipates further development of complementary technologies, added product and application developments, access to market channels and additional opportunities for strategic alliances in other industry segments.

We will continue to leverage our research and development of speech technologies to deliver software applications and engines to device manufacturers looking to incorporate speech interfaces into end-user products.  SFX’s award-wining technologies provide competitive embedded speech solutions for mobile/wireless devices, videogames, telephony systems and products for the assistive market based on SFX’s proprietary and patented TTS and ASR technologies.

As we proceed to implement our strategy and to reach our objectives, we anticipate further development of complementary technologies, added product and applications development expertise, access to market channels and additional opportunities for strategic alliances in other industry segments.  The strategy adopted by us has significant risks, and stockholders and others interested in SFX and our common stock should carefully consider the risks set forth below and under the heading “Risk Factors” above in this Information Statement.

As noted above, as of December 31, 2010, we had negative working capital of $8,061,000, accrued liabilities of $470,000, accounts payable of $923,000, derivative liabilities of $1,264,000, related party payables of $5,416,000, and deferred revenues of $14,000. Sales of products and revenue from licenses based on our technologies have not been sufficient to finance ongoing operations.  These matters raise substantial doubt about our ability to continue as a going concern.  Our continued existence is dependent upon several factors, including our success in:

(1)	increasing speech license, royalty and services revenues,
(2)	raising sufficient additional funding, and
(3)	minimizing operating costs.

Until sufficient revenues are generated from operating activities, we expect to continue to fund our operations through debt instruments.  We are currently pursuing additional sources of liquidity in the form of traditional commercial credit, asset based lending, or additional sales of our equity securities to finance our ongoing operations.  Additionally, we are pursuing other types of commercial and private financing, which could involve sales of our assets or sales of one or more operating divisions.  Our sales and financial condition have been adversely affected by our reduced credit availability and lack of access to alternate financing because of our significant ongoing losses and increasing liabilities and payables.  As we have noted in our previous annual reports and other public filings, if additional financing is not obtained in the near future, we will be required to more significantly curtail our operations or seek protection under bankruptcy laws.

MANAGEMENT

The following table sets forth information concerning each of our current directors and our sole executive officer.

Name	Age	Positions	Independent Director
Roger D. Dudley	58	Director, President, CEO and CFO	No
Von H. Whitby	62	Director	Yes
Steven G. Jones	45	Director	Yes

Biographies for the members of our board of directors and our management team are set forth below:

Roger D. Dudley – Mr. Dudley was a co-founder of Fonix Corporation and has served as an executive officer and member of Fonix’s board of directors since June 1994.  He was appointed to our board of directors and as our President and Chief Executive Officer in 2006.  Mr. Dudley will serve as Chairman of the Board, President and CEO.  After several years at IBM in marketing and sales, he began his career in the investment banking industry.  He has extensive experience in corporate finance, equity and debt private placements and asset management.

Von H. Whitby – Mr. Whitby is managing partner of Whitby, Santarlasci & Company, a privately held investment banking firm. He is co-founder of Investestate, a publicly-held real estate development and management company, and served as the chairman and CEO of Hydro Flame Corporation.  He has been a director of SFX since March 2009.

Steven G. Jones – Experienced in mergers and acquisitions, Mr. Jones currently serves as Senior Vice President and General Manager of the CodecSys Division.  He has held numerous executive-level positions of several high tech companies where he led engineering and sales teams to successful product launches.  Among those are Alianza, Auction Trust Network, Solera Networks, Vykor, Data Channel, Mosaix, Novell and Word Perfect.  Mr. Jones has an MBA degree from the University of Utah and BS degree from Brigham Young University.  He has been a director of SFX since March 2009.

Board of Directors

After the Spin-off, we expect that our board of directors will consist of three members, one of whom will be an independent director. Each director will hold office, in accordance with the certificate of incorporation and bylaws of the Company, until the next annual meeting of stockholders and until his successor is duly elected and qualified.

Effective as of the Spin-off date, Roger D. Dudley, Von H. Whitby, and Steven G. Jones will serve as directors of SFX and we have no additional current arrangements regarding any additional directors to be appointed to our board of directors on or after the Spin-off.

Director Independence

For a director to be considered “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with SFX). In each case, the board considers all relevant facts and circumstances.

We expect during 2011 to designate at least one additional director such that at least two of our directors will be independent.

Committees of the Board of Directors

During 2010, we plan to add at least one additional board member and then we expect our board of directors will establish an Audit Committee and a Compensation Committee to assist it with its responsibilities.  We expect all members of the Audit and Compensation Committees will meet the criteria for independence as established under the Sarbanes-Oxley Act of 2002.  Each of the planned Committees is described in greater detail below.  The board will establish written charters for each of the Committees when formed, which will be available on our web site located at www.speechfxinc.com.

Audit Committee

We expect to designate members of our Audit Committee sometime in 2011. The principal duties of the Audit Committee under its written charter will include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that the Committee be comprised of at least two directors, each of whom must be independent under the standards of the Sarbanes-Oxley Act of 2002.  In addition, each member of the Audit Committee will be financially literate, and at least one member will have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the board in accordance with SEC rules.

Compensation Committee

We expect to designate members of our Compensation Committee sometime in 2011.  The principal duties of the Compensation Committee under its charter will include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations for executive officers and making recommendations to the board of directors; (iii) approving compensation for the Chief Executive Officer; (iv) reviewing and approving compensation policies and practices for other executive officers including their annual salaries; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; and (vii) recommending to the full board changes to the compensation of the independent members of the board of directors. The Compensation Committee charter will require that the Committee be comprised of at least two independent directors.

The scope of authority delegated to the Compensation Committee by the board of directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors.

Description of the 2011 Stock Option Plan

Promptly following the distribution in the Spin-off, we intend to adopt the SpeechFX, Inc. 2011 Stock Option Plan. The following is a description of the purpose and certain of the provisions of our 2011 Stock Option Plan as it will be adopted following the distribution.  The summary is qualified in its entirety by reference to the complete text of the 2011 Stock Option Plan, which is filed as an exhibit hereto.

Purpose of the 2011 Stock Option Plan.  The purpose of the 2011 Stock Option Plan will be to provide additional incentive to our directors, officers, employees and consultants who will be primarily responsible for our management and growth.  Each option will be designated at the time of grant as either a non-qualified stock option (a “NQSO”) or an incentive stock option (an “ISO”).

The Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption.  We may seek stockholder approval of the 2011 Stock Option Plan to permit us to grant ISOs under the 2011 Stock Option Plan.  The benefits to be derived from the 2011 Stock Option Plan, if any, are not quantifiable or determinable.

Administration of the 2011 Stock Option Plan.  Following its adoption, the 2011 Stock Option Plan will be administered by our board of directors, or by any committee that we may in the future form and to which our board of directors may delegate the authority to perform such functions (in either case, the “Administrator”). Our board of directors will appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that we establish such a committee and it is required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the committee will, in our board of directors’ discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to such SFX employees as it deems proper and our board of directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the 2011 Stock Option Plan.

Subject to the other provisions of the 2011 Stock Option Plan, the Administrator will have the authority, in its discretion, to: (i) grant options; (ii) determine the fair market value of the common stock subject to options; (iii) determine the exercise price of options granted; (iv) determine the persons to whom, and the time or times at which, options will be granted, and the number of shares subject to each option; (v) interpret the 2011 Stock Option Plan; (vi) prescribe, amend and rescind rules and regulations relating to the 2011 Stock Option Plan; (vii) determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options will be exercisable; (viii) with the consent of the optionee, modify or amend any option; (ix) with the consent of the optionee, defer the exercise date of any option; (x) authorize any person to execute on our behalf any instrument evidencing the grant of an option; and (xi) make all other determinations deemed necessary or advisable for the administration of the 2011 Stock Option Plan. The Administrator may delegate non-discretionary administrative duties to such SFX employees as it deems proper.

Shares of Stock Subject to the 2011 Stock Option Plan.  Subject to the conditions outlined below, following adoption of the 2011 Stock Option Plan, the total number of shares of stock which will be available for issuance under options granted pursuant to the 2011 Stock Option Plan will not exceed 10,000,000 shares of SFX common stock, $0.0001 par value per share.  The number of shares of common stock subject to options granted pursuant to the 2011 Stock Option Plan may be adjusted under certain conditions. If SFX common stock is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments will be made by our board of directors in (i) the number and class of shares of stock subject to the 2011 Stock Option Plan, and (ii) the exercise price of each outstanding option; provided, however, that we will not be required to issue fractional shares as a result of any such adjustments.  Each such adjustment will be subject to approval by our board of directors in its sole discretion.

In the event of the proposed dissolution or liquidation of SFX, the Administrator will notify each optionee at least 30 days prior to such proposed action.  To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable.  In the event of a merger or consolidation of SFX with or into another corporation or entity in which we do not survive, or in the event of a sale of all or substantially all of our assets in which our stockholders receive securities of the acquiring entity or an affiliate thereof, all options will be assumed or equivalent options will be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

Participation.  Every person who at the date of grant of an option is an employee of SFX or any of our Subsidiaries (as defined below) is eligible to receive NQSOs or ISOs (following stockholder approval of the 2011 Stock Option Plan) under the 2011 Stock Option Plan. Every person who at the date of grant is a consultant to, or non-employee director of, SFX or any of our Subsidiaries (as defined below) is eligible to receive NQSOs under the 2011 Stock Option Plan. The term “Subsidiary” as used in the 2011 Stock Option Plan means a subsidiary corporation as defined in the applicable provisions (currently Section 424(f)) of the Code. The term “employee” includes an officer or director who is an employee of SFX.  The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.

Option Price.  The exercise price of a NQSO will be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of SFX or any of our Subsidiaries (a “10% Stockholder”) will in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted.  The exercise price of an ISO will be determined in accordance with the applicable provisions of the Code and will in no event be less than the fair market value of the stock covered by the option at the time the option is granted.  The exercise price of an ISO granted to any 10% Stockholder will in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted.

Term of the Options.  The Administrator, in its sole discretion, will fix the term of each option, provided that the maximum term of an option will be ten years. ISOs granted to a 10% Stockholder will expire not more than five years after the date of grant.  The 2011 Stock Option Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

Restrictions on Grant and Exercise.  Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the 2011 Stock Option Plan will be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option will be exercisable only by the optionee.

Termination of the 2011 Stock Option Plan.  The 2011 Stock Option Plan will become effective upon adoption by our Board or Directors following the distribution; provided, however, that  if stockholder approval of the 2011 Stock Option Plan is not obtained within twelve months after adoption by our board of directors, all ISOs granted pursuant to the 2011 Stock Option Plan will be treated as NQSOs. Options may be granted and exercised under the 2011 Stock Option Plan only after there has been compliance with all applicable federal and state securities laws.  The 2011 Stock Option Plan will terminate within ten years from the date of its adoption by our board of directors.
Termination of Employment.  If for any reason other than death or permanent and total disability, an optionee ceases to be employed by SFX or any of our Subsidiaries (such event, a “termination”), options held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such termination, or such other period of not less than 30 days after the date of such termination as is specified in the option Agreement or by amendment thereof (but in no event after the expiration date of the option); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically will be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the expiration date).  If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by SFX or any of our Subsidiaries or within the period that the option remains exercisable after termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee’s personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within 12 months after the death or 12 months after the permanent and total disability of the optionee or any longer period specified in the option Agreement or by amendment thereof (but in no event after the expiration date).  “Employment” includes service as a director or as a consultant.  For purposes of the 2011 Stock Option Plan, an optionee’s employment will not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee’s right to re-employment by SFX or any of our Subsidiaries is guaranteed either contractually or by statute.

Amendments to the 2011 Stock Option Plan.  Our board of directors may at any time amend, alter, suspend or discontinue the 2011 Stock Option Plan.  Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the 2011 Stock Option Plan and ISOs granted under the 2011 Stock Option Plan to the requirements of federal or other tax laws relating to ISOs.  No amendment, alteration, suspension or discontinuance will require stockholder approval unless (i) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) our board of directors otherwise concludes that stockholder approval is advisable.

Tax Treatment of the Options.  Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the common stock acquired upon exercise of the ISO.  Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee.  Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the common stock on the date of exercise and the exercise price of such options.  This spread is treated as ordinary income to the optionee, and we are permitted to deduct as an employee expense a corresponding amount.  NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chief Executive Officer and Chairman, Roger D. Dudley, as well as our other two directors, Mr. Whitby and Mr. Jones, are stockholders of Fonix and will receive SFX shares in the Spin-off.  In addition, we have agreed to assume and to satisfy certain obligations of Fonix owed to these three affiliates of the Company, including a secured promissory note for amounts owed to Mr. Dudley for accrued and unpaid wages and compensation totaling $1,100,000, and accrued fees owed to current and former directors of Fonix and SFX (other than Mr. Dudley) totaling $215,000.

EXECUTIVE COMPENSATION

Executive Compensation and Employment Agreements

We do not have any employment agreements.  Following the Spin-off, we will pay an annual salary to Roger D. Dudley, our Chairman, Chief Executive Officer and Chief Financial Officer at a base rate of $175,000 for the year ended December 31, 2011.  Salary will begin to accrue on the Distribution Date.

Currently, we do not offer any executive bonus or incentive compensation plan.  As discussed above, however, following the Spin-off we will adopt the 2011 Stock Option Plan, and we expect to make grants under that plan to our employees, including our executive officers, as determined by the Administrator of the plan and our board of directors.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards at December 31, 2010.

Director Compensation

We have not yet established arrangements to compensate our directors for their services to us following the Spin-off.  However, we expect that compensation for our non-employee directors will be comprised of an annual cash retainer and an equity award in the form of stock option or restricted stock grants under the 2011 Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the outstanding shares of SFX common stock are owned by Fonix.  In connection with the Spin-off, Fonix will distribute to its stockholders all of the outstanding shares of SFX common stock and will immediately thereafter own none of our common stock.

The following table provides information with respect to the expected beneficial ownership of SFX common stock immediately after the Spin-off by (1) each of our stockholders who we believe would be a beneficial owner of more than 5% of our outstanding common stock based on currently available information, (2) each member of our board of directors, (3) each executive officer, and (4) all of our executive officers and directors as a group.

We based the share amounts on each person’s beneficial ownership of Fonix common and preferred stock as of the Record Date.  We expect that immediately upon completion of the Spin-off there will be a total of 75,000,000 shares of SFX common stock issued and outstanding.  To the extent our directors and executive officers own Fonix common stock at the time of the Spin-off, they will participate in the distribution on the same terms as other holders of Fonix common stock.  Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

As used in this Information Statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).  Using this definition, a person may be deemed to be the beneficial owner of shares not presently outstanding but that may be issued within the next 60 days (e.g., shares issuable upon exercise of options, warrants or conversion rights) and so, as a result, the number of shares reflected in the table may exceed the number of shares outstanding as of the applicable date.

Except as otherwise indicated, the address of each stockholder is the address of the principal executive offices of the Company.

Beneficial Owner - Name and Address	Number of Shares Beneficially Owned After Spin-off	Percentage of Shares Beneficially Owned After Spin-off

Roger D. Dudley	63,217	*
Von H. Whitby	-	*
Steven G. Jones	83	*
Southridge Partners, LP**	10,783,784	14.3784%
Southshore Capital, Ltd.**	9,151,960	12.2026%
Sovereign Partners LP **	25,118,230	33.4910%
Dominion Capital Fund Limited**	14,797,821	19.7304%

*	less than one percent.

**	The address of the administrative office of each of these stockholders is Executive Pavilion, 90 Grove Street, Ridgefield, CT 06877.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock.  The summary below does not purport to be complete statements of the relevant provisions of our certificate of incorporation or of our bylaws.  The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock.  Our certificate of incorporation and bylaws are included as exhibits to our registration statement on Form 10.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of up to 5,000,000,000 shares of authorized common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

Immediately following the Distribution Date, we expect to have approximately 23,500 stockholders of record.  Holders of SFX common stock are entitled to one vote per share for the election of directors and all other matters submitted to a vote of our stockholders.  Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefor.  In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock.  Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights.  All outstanding common stock issued in the distribution will be fully paid and non-assessable.

Preferred Stock

Under the terms of our certificate of incorporation, as amended, our board of directors will be authorized, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to issue preferred stock in one or more series without stockholder approval.  Our board will have the discretion, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Provisions of our certificate of incorporation and bylaws and of Delaware law could make the following more difficult:

•	an acquisition of us by means of a tender offer;
•	an acquisition of us by means of a proxy contest or otherwise, or
•	a removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

Our certificate of incorporation and bylaws provide that the number of directors comprising our board shall not be fewer than two or more than five.  Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in directorships resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority of our board of directors then in office.

 Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board.  The business to be conducted at a meeting will be limited to business properly brought before the meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before such meeting.

Delaware Anti-takeover Law

Upon the distribution, SFX will be governed by Section 203 of the DGCL.  Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”

•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares, or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholders.  The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.  In general, Section 203 defines the term “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation
•
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.  We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder-approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.  The provisions in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL authorizes a court to award, or a corporation’s board to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Our certificate of incorporation and bylaws generally provide for indemnification of our officers and directors to the maximum extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Exchange Act for the common stock to be issued to you in the distribution.  This Information Statement, filed as an exhibit to the registration statement and incorporated therein by reference, omits certain information contained in the registration statement and the other exhibits and schedules thereto, to which reference is hereby made.  Statements contained herein concerning the provisions of any documents filed as exhibits to the registration statement are not necessarily complete, and are qualified by reference to the copy of such document.  The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such materials may be obtained at prescribed rates by writing to the SEC.  You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330.  The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and Information Statements and other information regarding registrants that file electronically with the SEC.

SPEECHFX, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders
SpeechFX, Inc. (formerly Fonix Speech, Inc.)

We have audited the accompanying balance sheets of Speech FX, Inc., formerly Fonix Speech, Inc. (the Company) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpeechFX, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements and as discussed in Note 1 to the financial statements, the Company has incurred significant losses and negative cash flows from operating activities since inception, has negative working capital and an accumulated deficit, and is dependent on additional debt or equity financing in order to continue its operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
June 28, 2011

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
BALANCE SHEETS

	December 31,	December 31,
	2010	2009
ASSETS

Current assets
Cash	$26,000	$1,000

Total current assets	26,000	1,000

Property and equipment, net of accumulated depreciation of $1,315,000 and $1,309,000, respectively	21,000	20,000

Deposits and other assets	12,000	12,000

Total assets	$59,000	$33,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$923,000	$525,000
Accrued liabilities	470,000	358,000
Derivative liability	1,264,000	1,261,000
Related party payable, net	5,416,000	5,444,000
Deferred revenue	14,000	12,000

Total current liabilities	8,087,000	7,600,000

Long-term liabilities	-	-

Total liabilities	8,087,000	7,600,000

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; Series B convertible; 125 shares outstanding	-	-
Common stock, $0.0001 par value, 5,000,000,000 shares authorized; 75,000,000 shares issued and outstanding, respectively	8,000	8,000
Additional paid-in capital	1,313,000	1,313,000
Accumulated deficit	(9,349,000)	(8,888,000)

Total stockholders' deficit	(8,028,000)	(7,567,000)

Total liabilities and stockholders' deficit	$59,000	$33,000

See accompanying notes to financial statements.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009

Revenue
Speech licenses, royalties and maintenance	$944,000	$944,000

Total Revenue	944,000	944,000

Cost of revenues
Speech licenses, royalties and maintenance	15,000	41,000

Total cost of revenues	15,000	41,000

Gross profit	929,000	903,000

Operating expenses
Selling, general and administrative	825,000	754,000
Product development and research	448,000	469,000

Total operating expenses	1,273,000	1,223,000

Loss from operations	(344,000)	(320,000)

Other income (expense)
Gain (loss) on derivative liability	(3,000)	24,000
Other income	-	235,000

Other income ( expense), net	(3,000)	259,000

Net loss	(347,000)	(61,000)
Preferred stock dividends	(114,000)	(114,000)

Loss attributable to common stockholders	$(461,000)	$(175,000)

Basic and diluted loss per common share from continuing operations	$(0.01)	$(0.00)

See accompanying notes to financial statements.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 2009 AND 2010

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2009	125	$-	75,000,000	$8,000	$1,313,000	$(8,713,000)	$(7,392,000)

Dividend on Series B Preferred Stock	-	-	-	-	-	(114,000)	(114,000)

Net loss	-	-	-	-	-	(61,000)	(61,000)

Balance at December 31, 2009	125	-	75,000,000	8,000	1,313,000	(8,888,000)	(7,567,000)

Dividend on Series B Preferred Stock	-	-	-	-	-	(114,000)	(114,000)

Net income	-	-	-	-	-	(347,000)	(347,000)

Balance at December 31, 2010	125	$-	75,000,000	$8,000	$1,313,000	$(9,349,000	$(8,028,000)

See accompanying notes to financial statements.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(347,000)	$(61,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss (gain) on derivative liability	3,000	(24,000)
Depreciation and amortization	6,000	6,000
Decrease (increase) in:
Prepaid expenses and other assets	-	(12,000)
Increase (decrease) in:
Accounts payable and accrued liabilities	396,000	1,000
Related party payable, net	(28,000)	83,000
Deferred revenue	2,000	5,000

Net cash provided by (used in) operating activities	32,000	(2,000)

Cash flows from investing activities:
Purchase of property and equipment	(7,000)	-

Net cash used in investing activities	(7,000)	-

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net change in cash	25,000	(2,000)

Cash at beginning of year	1,000	3,000

Cash at end of year	$26,000	$1,000

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	-	-
Supplemental Schedule of Non-cash Investing and Financing Activities

Accrued dividends on Series B Preferred Stock	$114,000	$114,000

See accompanying notes to financial statements.

SPEECHFX, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations – SpeechFX, Inc. (the Company) was incorporated on January 1, 2006, as a Delaware corporation.  The Company provides value-added speech-enabling technologies, speech interface development tools, and speech solutions and applications, including automated speech recognition (“ASR”) and text-to-speech (“TTS,” and together with ASR, the “Core Technologies”) that empower users to interact conversationally with information systems and devices.  The Company offers speech-enabling technologies to markets for personal software for consumer applications including video games, e.Dictionaries, mobile navigation devices with GPS, wireless and mobile devices, computer telephony, and server solutions. The Company’s products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices; videogame consoles; electronic devices for the assistive and language learning markets, robots, appliances; automotive telematics, computer telephony and server applications.

The Company has received various patents for certain elements of the Core Technologies and has filed applications for patents covering other aspects of the Core Technologies. The Company seeks to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips. Revenues are generated through licensing of speech-enabling technologies, unit royalties, maintenance contracts and services.

The Company serves markets that are adopting speech-enabled interfaces, solutions and applications.  As memory requirements, noise robustness, speech recognition accuracy and efficiency of speech interface solutions become increasingly critical, the Company anticipates that its Core Technologies and related solutions will meet customer demand for simple, convenient user interfaces.

Business Condition - For the years ended December 31, 2010 and 2009, the Company generated revenues of $944,000 and $944,000, respectively; with net losses of $347,000 and  $61,000, respectively, and had cash flows from operating activities of $32,000 and $(2,000), respectively.  As of December 31, 2010, the Company had an accumulated deficit of $9,349,000, negative working capital of $8,061,000, accounts payable of $923,000, accrued liabilities of $470,000, derivative liabilities of $1,264,000, related party notes payable, net of $5,416,000 and deferred revenues of $14,000.  The Company expects to continue to incur significant losses and negative cash flows from operating activities at least through December 31, 2011, primarily due to expenditure requirements associated with continued marketing and development of our speech-enabling technologies.

These factors, as well as the risk factors set out elsewhere in the Form 10, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management plans to fund further operations of the Company from cash flows from future license and royalty arrangements and with proceeds from additional issuance of debt and equity securities.  There can be no assurance that management’s plans will be successful.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying values of the Company’s liabilities approximate their fair values.  The estimated fair values have been determined using appropriate market information and valuation methodologies.

Derivative Instruments -   In connection with the sale of debt or equity instruments, the Company may sell warrants to purchase its common stock. In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative asset or liability.

The accounting for derivative instruments is complex. The Company's derivative liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to other income (expense), in the period in which the changes in fair value occur. For embedded derivatives and warrants that are accounted for as derivative instrument liabilities, the Company determines the fair value of these instruments using both the Black-Scholes option-pricing model. This model requires assumptions related to the expected term of the instrument, risk-free rates of return, the Company's current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument.

Concentration of Credit Risk - The Company’s cash is maintained in bank deposit accounts which occasionally may exceed federally insured limits.  Cash equivalents consist of highly liquid securities with maturities of three months or less when purchased.  The Company has not experienced any losses with respect to these deposits.  In the normal course of business, the Company provides credit terms to its customers.  Accordingly, the Company performs on-going credit evaluations of its customers and maintains allowances for possible losses, which when realized, have been within the range of management’s expectations.

Cash Equivalents - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company generates revenues from licensing the rights to its software products to end users, royalties, sales of products (including software and hardware), and development and consulting services.  Revenues are recognized by the Company based on the various types of transactions generating the revenue.

With respect to product sales, the Company recognizes revenue when acceptance of functionality, rights of return, and price protection are confirmed or can be reasonably estimated, as appropriate.  Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer.  The completed-contract method is used because the Company’s contracts are typically either short-term in duration or the Company is unable to make reasonably dependable estimates of the costs of the contracts.  Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable.  Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades.  Related revenue is recognized over the period covered by the agreement.  Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as license agreements and support and upgrade obligations using vendor-specific objective evidence of fair value.  Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements.  These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

Cost of Revenues - Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs.  Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense.  Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing.  Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized.  Capitalization of software costs ceases when the product is available for general release to customers.  Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized.  Costs of maintenance and customer support are charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Capitalized software technology costs were amortized on a product-by-product basis.  Amortization was recognized from the date the product was available for general release to customers as the greater of (a) the ratio that current gross revenue for a product bears to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the products.  Amortization was charged to cost of revenues.

The Company assesses unamortized capitalized software costs for possible write down on a quarterly basis based on net realizable value of each related product.  Net realizable value is determined based on the estimated future gross revenues from a product reduced by the estimated future cost of completing and disposing of the product, including the cost of performing maintenance and customer support.  The amount by which the unamortized capitalized costs of a software product exceeded the net realizable value of that asset is written off.  There was no unamortized capitalized software costs at December 31, 2010 or 2009.

Income Taxes - The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Net Loss Per Common Share - Basic earnings (loss) per share (“EPS”) is calculated by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common shares outstanding is increased using the treasury stock method to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Such potentially dilutive common shares include convertible preferred stock, stock options, and warrants. Shares having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

For the years ended December 31, 2010 and 2009, the Company had no issuable shares of common stock. In the future, the Company could issue convertible preferred stock, stock options, and warrants that may result in the issuance of shares of common stock.

Recent Accounting Pronouncements - In September 2010, the SEC issued Release No. 33-9142, Internal Control Over Financial Reporting In Exchange Act Periodic Reports of Non-Accelerated Filers. This release issued a final rule adopting amendments to its rules and forms to conform them to Section 404(c) of the Sarbanes-Oxley Act of 2002 ("SOX"), as added by Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act. SOX Section 404(c) provides that Section 404(b) shall not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934. Release No. 33-9142 was effective September 21, 2010.

In July 2010, FASB issued Accounting Standards Update ("ASU") 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASC Topic 310). This guidance will expand disclosures by requiring additional disaggregated information related to the current disclosures. It will also require additional disclosures to provide information based on credit quality, past due aging information, troubled debt restructuring information, and significant purchases and sales of financing receivables. ASU 2010-20 is effective for the Company for interim and annual reporting periods ended after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

In March 2010, the FASB issued ASU No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, Subsequent Events. This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

NOTE 2.  PROPERTY AND EQUIPMENT

Property and equipment are stated at cost.  Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Computer equipment and software	3 to 5 years
Furniture and fixtures	5 years

Maintenance and repairs are charged to expense as incurred and major improvements are capitalized.  Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition.  Depreciation expense was $6,000 and $6,000 for the years ended December 31, 2010 and 2009, respectively.  Property and equipment consisted of the following at December 31, 2010 and 2009:

	2010	2009
Computer equipment	$997,000	$990,000
Software	201,000	201,000
Furniture and fixtures	138,000	138,000
	1,336,000	1,329,000
Less accumulated depreciation and amortization	(1,315,000)	(1,309,000)
Net Property and Equipment	$21,000	$20,000

NOTE 3.  PREFERRED STOCK

Series B Convertible Preferred Stock - On April 4, 2007, the Company entered into a Securities Purchase Agreement with Sovereign Partners, LP (“Sovereign”).

Pursuant to the agreement, the Company sold 125 shares of its Series B 9% Convertible Preferred Stock (the “Series B Preferred Stock”) at a per share price of $10,000 to Sovereign, for gross proceeds of $1,250,000.

The shares of Series B Preferred Stock are convertible into shares of Fonix Corporation’s Class A common stock.  The Series B Preferred Stock may be converted into common stock of Fonix Corporation at the option of the holder by using a conversion price which shall be the lower of (i) 80% of the average of the two lowest closing bid prices for the twenty-day trading period prior to the conversion date, or (ii) $0.004.

The Series B Preferred Stock entitles Sovereign or its assignees to receive dividends in an amount equal to 9% of the then-outstanding balance of shares of Series B Preferred Stock.  The dividends are payable in cash or shares of the Company's Class A common stock, at the Company's option

The Company recognized a derivative liability upon the issuance of $1,336,207 due to the value of the conversion feature of the Series B Preferred Stock.  The liability was calculated using the Black-Scholes valuation model with the following assumptions: dividend yield of 0%, expected volatility of 134%, risk-free rate of 5% and expected life of 4 years.  As the value of the derivative liability was greater than the face value of the Series B Preferred Stock, no value was prescribed to the Series B Preferred Stock.  At December 31, 2010 and 2009, the fair value of the Series B Preferred Stock derivative liability was $1,264,000 and $1,261,000, respectively.  At December 31, 2010 and 2009, the Company has accrued dividends of $428,000 and $314,000, respectively.

As of December 31, 2010, there were 125 shares of Series B Preferred Stock outstanding.

NOTE 4.  RELATED-PARTY TRANSACTIONS

At December 31, 2010, the Company owed an officer and former officer approximately $150,000 for travel related expenses.

The secretary of the Company is a partner in a law firm that the Company uses to provide legal services.  During 2010 and 2009, the Company incurred expenses of approximately $153,000 and $92,000, respectively, to the law firm for services provided to the Company.

The Company has a net related party payable due to the stockholder of the Company of approximately, $5,416,000 and $5,444,000, respectively.

NOTE 5.  INCOME TAXES

At December 31, 2010 and 2009, net deferred income tax assets, before considering the valuation allowance, totaled $2,846,799 and $2,718,275, respectively.  The amount and ultimate realization of the benefits from the deferred income tax assets are dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.  The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization.  The net change in the valuation allowance was an increase of $128,524 for 2010 and an increase of $31,413 for 2009.

At December 31, 2010, the Company has unused federal net operating loss carryforwards available of approximately $7,632,000 that may be applied against future taxable income, if any, and which expire in various years from 2026 through 2031.  The Internal Revenue Code contains provisions which likely will reduce or limit the availability and utilization of these net operating loss carryforwards.  For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place.  The Company has not performed an analysis to determine whether any such limitations have occurred.

The temporary differences and carryforwards which give rise to the deferred income tax assets as of December 31, 2010 and 2009 are as follows:

Deferred income tax assets:	2010	2009
Net operating loss carryforwards:
Federal	$2,846,799	$2,718,275
Valuation allowance	(2,846,799)	(2,718,275)
Deferred income tax liability – intangible telecommunications assets	–	–
Net deferred income tax assets	$–	$–

A reconciliation of income taxes at the federal statutory rate to the Company’s effective rate is as follows:

	Year Ended December 31,
	2010	2009
Federal statutory income tax rate	34.0%	34.0%
State and local income tax rate, net of federal benefit	3.3	4.5
Non-deductible items	(0.2)	12.9
Valuation allowance	(37.1)	(51.4)
Effective income tax rate	0.0%	0.0%

NOTE 6.  COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements - The Company leases certain facilities and equipment used in its operations.  The amounts of commitments for non-cancelable operating leases in effect at December 31, 2010, were as follows:

Year ending December 31,
2011	$45,000
2012	46,000
2013	49,000
2014	51,000
2015	52,000
Thereafter	18,000
$259,000

The Company incurred rental expense of $76,000 and $59,000 during 2010 and 2009, respectively, related to these leases.

NOTE 7.  SIGNIFICANT CUSTOMERS

The Company’s revenues by geographic region for the years ended December 31, 2010 and 2009, were:

	2010		2009

United States	$374,000	45%	$414,000	44%
Asia Pacific	523,000	50%	484,000	51%
Other	47,000	5%	46,000	5%
	$944,000		$944,000

Two customers accounted for 25% and 21% of total revenue during the year ended December 31, 2010.  Two customers accounted for 20% and 18% of total revenue for the year ended December 31, 2009.

NOTE 8.  LITIGATION

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

NOTE 9.  OTHER INCOME

In July 2009, the Company discovered that a former employee, who was not a director or executive officer of the Company, had misappropriated approximately $345,000 during the term of his employment which ended in May 2009.  The Company asserted claims against the former employee for the misappropriation, and considered certain defenses and offsets asserted by the former employee, which led to a settlement in which the former employee agreed to pay the Company $235,000 on or before September 30, 2009.  The former employee paid the Company $235,000 on September 30, 2009.

NOTE 10.  FAIR VALUE

FASB Topic 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB Topic 820 describes three levels of inputs that we use to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
•
Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

•
Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible we look to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, we look to observable market data for similar assets and liabilities. However, when certain assets and liabilities are not traded in observable markets we must use other valuation methods to develop a fair value.

The following table presents financial assets and liabilities measured at fair value as of December 31, 2010:

		Fair Value Measurements at Reporting Date Using
Description	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current liabilities:
Derivative liability	$1,264,000	—	—	$1,264,000

 The following table presents financial assets and liabilities measured at fair value as of December 31, 2009:

		Fair Value Measurements at Reporting Date Using
Description	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current liabilities:
Derivative liability	$1,261,000	—	—	$1,261,000

The derivative liability is re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as a charge or credit to other income (expense), in the period in which the changes in fair value occur. For convertible preferred stock that is accounted for as derivative instrument liabilities, we determined the fair value of the instruments using the Black-Scholes option-pricing model. This model requires assumptions related to the expected term of the instrument and risk-free rates of return, the Company’s current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument. The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the year ended December 31, 2010:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) for the year ended December 31, 2010
Beginning balance, December 31, 2009	$1,261,000
Loss on derivatives included in earnings	3,000

Ending balance, December 31, 2010	$1,264,000

NOTE 11.  SUBSEQUENT EVENTS

Issuance of Notes Payable – In March 2011, the Company obtained a $100,000 secured note payable from a third-party.  The note accrues interest at 8% and is due and payable on December 31, 2011 and is secured by the assets of the Company.

In May 2011, the Company obtained a $50,000 unsecured note payable from a third-party.  The note accrues interest at 10% and is due and payable on December 31, 2011.  In May 2011, the Company obtained a $15,000 unsecured note payable from a third-party.  The note accrues interest at 10% and is due and payable on December 31, 2011.  The unsecured notes are convertible into shares of common stock at the option of the holder in whole or in part at any time and from time to time after the date of the agreements and prior to the close of business on the a maturity date.  The number of shares of common stock issuable upon a conversion shall be determined by dividing the outstanding principal amount to be converted, plus all accrued but unpaid interest, by the conversion price.  The conversion price shall be the average of the five lowest per share market values for the twenty trading days immediately preceding the conversion date.

Amended and Restated Certificate of Incorporation – Effective June 7, 2011, the Company filed with the Secretary of State of Delaware a Certificate of Amendment and Restatement of its Certificate of Incorporation (the “Amendment”).  Among other things, the Amendment:  (i) changes the name of the Company from Fonix Speech, Inc., to Speech FX, Inc., (ii) provides for the authorization of 5,100,000,000 shares of capital stock, consisting of up to 5,000,000,000 shares of Common Stock, and up to 100,000,000 shares of undesignated preferred stock, and (iii) effects a forward stock split of the currently issued and outstanding shares of Common Stock of the Company, such that Fonix Corporation, the Company’s parent company (“Parent”), now owns 75,000,000 shares of Common Stock of the Company.  The Financial Statements are retrospectively presented to reflect these changes.

Cancellation of Series B Preferred Stock – The Company entered into an Exchange Agreement, effective June 7, 2011, with Sovereign Partners, LP and Parent, pursuant to which Sovereign Partners exchanged and cancelled all shares of Series B Convertible Preferred Stock of the Company that it owned, for a like number of shares of Series P Convertible Preferred Stock of Parent.  As a result of the exchange, and the filing of the Amendment discussed above, as of June 7, 2011 the Company will have 75,000,000 shares of Common Stock issued and outstanding and held by Parent, and will no longer have any designated class of shares of preferred stock authorized, issued, or outstanding.

Company Spin-off – On April 15, 2011, the board of directors of Parent approved a plan to spin-off the Company.  Under the proposed spin-off, it is anticipated that Parent’s common and preferred shareholders will receive shares of Common Stock of the Company proportional to their shareholdings in Parent.

The spin-off plan includes the following:

•
The filing with the SEC of a registration statement on Form 10 under the Securities Exchange Act of 1934, for the purpose of registering the common stock of the Company and causing Fonix Speech to become subject to the information reporting requirements and other conditions of a reporting company under Securities Exchange Act of 1934;

•	The assignment from Parent to the Company of certain liabilities of Parent primarily associated with the core technologies and speech products of the Company;
•	The settlement by Parent or the Company of other obligations of Parent; and
•	The distribution to the common and preferred shareholders of Parent, on a pro rata basis, of all outstanding shares of common stock of the Company.

The Distribution Date for the delivery of shares of the Company to be issued in the spin-off has not been determined, and is subject to the satisfaction of a number of conditions, including the following:

•
The Form 10 shall have been filed with the SEC, and an information statement satisfying the requirements of the SEC shall have been filed with the SEC and mailed to all common and preferred shareholders of Parent;

•	All government approvals and other necessary consents shall have been obtained;
•	Certain waivers and releases of rights, or settlements of claims, shall have been obtained from certain creditors and preferred shareholders of Parent; and
•
No events or developments shall have occurred that, in the discretion of the board of directors of Parent, would prohibit the distribution, or would result in the distribution not being in the best interests of Parent, its shareholders and creditors.

Even if the foregoing conditions are satisfied, Parent and the Company may agree to amend or abandon any and all terms of the proposed distribution at any time prior to the distribution.  Accordingly, there can be no assurance that the proposed spin-off will take place.

If the spin-off is completed, it is anticipated that the Company will be a separate public reporting company, and that the Company will take steps to have its shares quoted in an over-the-counter market.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets
Cash	$4,000	$26,000

Total current assets	4,000	26,000

Property and equipment, net of accumulated depreciation of $1,317,000 and $1,315,000, respectively	19,000	21,000

Deposits and other assets	12,000	12,000

Total assets	$35,000	$59,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$952,000	$923,000
Accrued liabilities	529,000	470,000
Derivative liability	1,274,000	1,264,000
Related party payable, net	5,417,000	5,416,000
Related party note payable	100,000	-
Deferred revenue	12,000	14,000

Total current liabilities	8,284,000	8,087,000

Long-term liabilities	-	-

Total liabilities	8,284,000	8,087,000

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; Series B convertible; 125 shares outstanding	-	-
Common stock, $0.001 par value, 5,000,000,000 shares authorized; 75,000,000 shares issued and outstanding, respectively	8,000	8,000
Additional paid-in capital	1,313,000	1,313,000
Accumulated deficit	(9,570,000)	(9,349,000)

Total stockholders' deficit	(8,249,000)	(8,028,000)

Total liabilities and stockholders' deficit	$35,000	$59,000

See accompanying notes to condensed financial statements.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three-Months Ended March 31,
	2011	2010

Revenue
Speech licenses, royalties and maintenance	$141,000	$149,000

Total Revenue	141,000	149,000

Cost of revenues
Speech licenses, royalties and maintenance	1,000	2,000

Total cost of revenues	1,000	2,000

Gross profit	140,000	147,000

Operating expenses
Selling, general and administrative	227,000	251,000
Product development and research	96,000	118,000

Total operating expenses	323,000	369,000

Loss from operations	(183,000)	(222,000)

Other expense
Loss on derivative liability	(10,000)	(5,000)

Other expense	(10,000)	(5,000)

Net loss	(193,000)	(227,000)
Preferred stock dividends	(28,000)	(28,000)

Loss attributable to common stockholders	$(221,000)	$(255,000)

Basic and diluted loss per common share from continuing operations	$(0.00)	$(0.00)

See accompanying notes to condensed financial statements.

SPEECHFX, INC. (formerly Fonix Speech, Inc.)
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three-Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	$(193,000)	$(227,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on derivative liability	10,000	5,000
Depreciation and amortization	2,000	2,000
Decrease (increase) in:
Prepaid expenses and other assets	-	-
Increase (decrease) in:
Accounts payable and accrued liabilities	60,000	10,000
Related party payable, net	1,000	213,000
Deferred revenue	(2,000)	(1,000)

Net cash provided by (used in) operating activities	(122,000)	2,000

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of related party note payable	100,000	-

Net cash provided by financing activities	100,000	-

Net change in cash	(22,000)	2,000

Cash at beginning of year	26,000	1,000

Cash at end of year	$4,000	$3,000

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	-	-

Supplemental Schedule of Non-cash Investing and Financing Activities

Accrued dividends on Series B Preferred Stock	$(28,000)	$(28,000)

See accompanying notes to condensed financial statements.

SPEECHFX, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying unaudited condensed financial statements of Fonix Speech, Inc (the “Company” or “Fonix”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the following disclosures are adequate to make the information presented not misleading.  The Company suggests that these condensed financial statements be read in conjunction with the financial statements and the notes thereto.

These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods presented.  The Company’s business strategy is not without risk, and readers of these consolidated financial statements should carefully consider the risks set forth under the heading “Risk Factors” on page 17 of the Information Statement.

Operating results for the three months ended March 31, 2011, are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Nature of Operations – SpeechFX, Inc. (the Company) was incorporated on January 1, 2006, as a Delaware corporation.  The Company provides value-added speech-enabling technologies, speech interface development tools, and speech solutions and applications, including automated speech recognition (“ASR”) and text-to-speech (“TTS,” and together with ASR, the “Core Technologies”) that empower users to interact conversationally with information systems and devices.  The Company offers speech-enabling technologies to markets for personal software for consumer applications including video games, e.Dictionaries, mobile navigation devices with GPS, wireless and mobile devices, computer telephony, and server solutions. The Company’s products enhance user productivity, ease of use and efficiency in a broad range of market segments, including mobile and wireless devices; videogame consoles; electronic devices for the assistive and language learning markets, robots, appliances; automotive telematics, computer telephony and server applications.

The Company has received various patents for certain elements of the Core Technologies and has filed applications for patents covering other aspects of the Core Technologies. The Company seeks to develop relationships and strategic alliances with third-party developers and vendors in telecommunications, computers, electronic devices and related industries, including producers of application software, operating systems, computers and microprocessor chips. Revenues are generated through licensing of speech-enabling technologies, unit royalties, maintenance contracts and services.

The Company serves markets that are adopting speech-enabled interfaces, solutions and applications.  As memory requirements, noise robustness, speech recognition accuracy and efficiency of speech interface solutions become increasingly critical, the Company anticipates that its Core Technologies and related solutions will meet customer demand for simple, convenient user interfaces.

Business Condition - For the three months ended March 31, 2011 and 2010, the Company generated revenues of $141,000 and $149,000, respectively; with net losses of $193,000 and $227,000, respectively, and had cash flows from operating activities of ($122,000) and $2,000, respectively.  As of March 31, 2011, the Company had an accumulated deficit of $9,570,000, negative working capital of $8,280,000, accounts payable of $952,000, accrued liabilities of $529,000, derivative liabilities of $1,274,000, net related party notes payable of $5,417,000 and deferred revenues of $12,000.  The Company expects to continue to incur significant losses and negative cash flows from operating activities at least through December 31, 2011, primarily due to expenditure requirements associated with continued marketing and development of our speech-enabling technologies.

These factors, as well as the risk factors set out elsewhere in the Form 10, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management plans to fund further operations of the Company from cash flows from future license and royalty arrangements and with proceeds from additional issuance of debt and equity securities.  There can be no assurance that management’s plans will be successful.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying values of the Company’s liabilities approximate their fair values.  The estimated fair values have been determined using appropriate market information and valuation methodologies.

Derivative Instruments -  In connection with the sale of debt or equity instruments, the Company may sell warrants to purchase its common stock. In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative asset or liability.

The accounting for derivative instruments is complex. The Company's derivative liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to other income (expense), in the period in which the changes in fair value occur. For embedded derivatives and warrants that are accounted for as derivative instrument liabilities, the Company determines the fair value of these instruments using both the Black-Scholes option-pricing model. This model requires assumptions related to the expected term of the instrument, risk-free rates of return, the Company's current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument.

Concentration of Credit Risk and Significant Customers - The Company’s cash is maintained in bank deposit accounts which occasionally may exceed federally insured limits.  Cash equivalents consist of highly liquid securities with maturities of three months or less when purchased.  The Company has not experienced any losses with respect to these deposits.  In the normal course of business, the Company provides credit terms to its customers.  Accordingly, the Company performs on-going credit evaluations of its customers and maintains allowances for possible losses, which when realized, have been within the range of management’s expectations.

Cash Equivalents - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company generates revenues from licensing the rights to its software products to end users, royalties, sales of products (including software and hard ware), and development and consulting services.  Revenues are recognized by the Company based on the various types of transactions generating the revenue.

With respect to product sales, the Company recognizes revenue when acceptance of functionality, rights of return, and price protection are confirmed or can be reasonably estimated, as appropriate.  Revenues from development and consulting services are recognized on a completed-contract basis when the services are completed and accepted by the customer.  The completed-contract method is used because the Company’s contracts are typically either short-term in duration or the Company is unable to make reasonably dependable estimates of the costs of the contracts.  Revenue for hardware units delivered is recognized when delivery is verified and collection assured.

When arrangements to license software products do not require significant production, modification or customization of software, revenue from licenses and royalties are recognized when persuasive evidence of a licensing arrangement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable.  Post-contract obligations, if any, generally consist of one year of support including such services as customer calls, bug fixes, and upgrades.  Related revenue is recognized over the period covered by the agreement.  Revenues from maintenance and support contracts are also recognized over the term of the related contracts.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as license agreements and support and upgrade obligations using vendor-specific objective evidence of fair value.  Such evidence consists primarily of pricing of multiple elements as if sold as separate products or arrangements.  These elements vary based upon factors such as the type of license, volume of units licensed, and other related factors.

Cost of Revenues - Cost of revenues from license, royalties, and maintenance consists of costs to distribute the product, installation and support personnel compensation, amortization and impairment of capitalized speech software costs, licensed technology, and other related costs.  Cost of service revenues consists of personnel compensation and other related costs.

Software Technology Development and Production Costs - All costs incurred to establish the technological feasibility of speech software technology to be sold, leased, or otherwise marketed are charged to product development and research expense.  Technological feasibility is established when a product design and a working model of the software product have been completed and confirmed by testing.  Costs to produce or purchase software technology incurred subsequent to establishing technological feasibility are capitalized.  Capitalization of software costs ceases when the product is available for general release to customers.  Costs to perform consulting or development services are charged to cost of revenues in the period in which the corresponding revenues are recognized.  Costs of maintenance and customer support are charged to expense when related revenue is recognized or when these costs are incurred, whichever occurs first.

Capitalized software technology costs were amortized on a product-by-product basis.  Amortization was recognized from the date the product was available for general release to customers as the greater of (a) the ratio that current gross revenue for a product bears to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the products.  Amortization was charged to cost of revenues.

The Company assesses unamortized capitalized software costs for possible write down on a quarterly basis based on net realizable value of each related product.  Net realizable value was determined based on the estimated future gross revenues from a product reduced by the estimated future cost of completing and disposing of the product, including the cost of performing maintenance and customer support.  The amount by which the unamortized capitalized costs of a software product exceeded the net realizable value of that asset was written off.  There was no unamortized capitalized software costs at March 31, 2011 or 2010.

Income Taxes - The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Net Loss Per Common Share - Basic earnings (loss) per share (“EPS”) is calculated by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common shares outstanding is increased using the treasury stock method to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Such potentially dilutive common shares include convertible preferred stock, stock options, and warrants. Shares having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

For the period ended March 31, 2011 and 2010, the Company had no issuable shares of common stock. In the future, the Company could issue convertible preferred stock, stock options, and warrants that may result in the issuance of shares of common stock.

Concentration of Credit Risk and Major Customers - During the three months ended March 31, 2011, sales to four customers represented 20%, 18%, 17% and 10%, respectively, of revenues.  At March 31, 2010, sales to four customers made up 28%, 16%, 13% and 11%, respectively, of revenues.

NOTE 2.  PREFERRED STOCK

Series B Convertible Preferred Stock - On April 4, 2007, the Company entered into a Securities Purchase Agreement with Sovereign Partners, LP (“Sovereign”).

Pursuant to the agreement, the Company sold 125 shares of its Series B 9% Convertible Preferred Stock (the “Series B Preferred Stock”) at a per share price of $10,000 to Sovereign, for gross proceeds of $1,250,000.

The shares of Series B Preferred Stock are convertible into shares of Fonix Corporation’s Class A common stock.  The Series B Preferred Stock may be converted into common stock of Fonix Corporation at the option of the holder by using a conversion price which shall be the lower of (i) 80% of the average of the two lowest closing bid prices for the twenty-day trading period prior to the conversion date, or (ii) $0.004.

The Series B Preferred Stock entitles Sovereign or its assignees to receive dividends in an amount equal to 9% of the then-outstanding balance of shares of Series B Preferred Stock.  The dividends are payable in cash or shares of the Company's Class A common stock, at the Company's option

The Company recognized a derivative liability upon the issuance of $1,336,207 due to the value of the conversion feature of the Series B Preferred Stock.  The liability was calculated using the Black-Scholes valuation model with the following assumptions: dividend yield of 0%, expected volatility of 134%, risk-free rate of 5% and expected life of 4 years.  As the value of the derivative liability was greater than the face value of the Series B Preferred Stock, no value was prescribed to the Series B Preferred Stock.  At March 31, 2011 and December 31, 2010, the fair value of the Series B Preferred Stock derivative liability was $1,274,000 and $1,264,000, respectively.  At March 31, 2011 and December 31, 2010, the Company has accrued dividends of $456,000 and $428,000, respectively.

As of March 31, 2011, there were 125 shares of Series B Preferred Stock outstanding.

NOTE 3.  RELATED-PARTY TRANSACTIONS

At March 31, 2011, the Company owed an officer and former officer $147,000 for travel related expenses.

The secretary of the Company is a partner in a law firm that the Company uses to provide legal services.  During the period ending March 31, 2011 and 2010, the Company incurred expenses of approximately $119,000 and $87,000, respectively, to the law firm for services provided to the Company.

In March 2011, the Company obtained a $100,000 secured note payable from a third-party.  The note accrues interest at 8%, is due and payable on December 31, 2011 and is secured by the assets of the Company.

As of March 31, 2011 and December 31, 2010, the Company had a net related party payable due to the stockholder of the Company of approximately, $5,417,000 and $5,416,000, respectively.

NOTE 4.  LITIGATION

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

NOTE 5.  FAIR VALUE

FASB Topic 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB Topic 820 describes three levels of inputs that we use to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
•
Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

•
Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible we look to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, we look to observable market data for similar assets and liabilities. However, when certain assets and liabilities are not traded in observable markets we must use other valuation methods to develop a fair value.

The following table presents financial assets and liabilities measured at fair value as of March 31, 2011:

		Fair Value Measurements at Reporting Date Using
Description	Balance at March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current liabilities:
Derivative liability	$1,274,000	—	—	$1,274,000

 The following table presents financial assets and liabilities measured at fair value as of December 31, 2010:

		Fair Value Measurements at Reporting Date Using
Description	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current liabilities:
Derivative liability	$1,264,000	—	—	$1,264,000

The derivative liability is re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as a charge or credit to other income (expense), in the period in which the changes in fair value occur. For convertible preferred stock that is accounted for as derivative instrument liabilities, we determined the fair value of the instruments using the Black-Scholes option-pricing model. This model requires assumptions related to the expected term of the instrument and risk-free rates of return, the Company’s current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument. The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the three months ended March 31, 2011:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) for the three months ended March 31, 2010
Beginning balance, December 31, 2010	$1,264,000
Loss on derivatives included in earnings	10,000

Ending balance, March 31, 2011	$1,274,000

NOTE 6.  SUBSEQUENT EVENTS

Issuance of Notes Payable – In May 2011, the Company obtained a $50,000 unsecured note payable from a third-party.  The note accrues interest at 10% and is due and payable on December 31, 2011.  In May 2011, the Company obtained a $15,000 unsecured note payable from a third-party.  The note accrues interest at 10% and is due and payable on December 31, 2011.  The unsecured notes are convertible into shares of common stock at the option of the holder in whole or in part at any time and from time to time after the date of the agreements and prior to the close of business on the a maturity date.  The number of shares of common stock issuable upon a conversion shall be determined by dividing the outstanding principal amount to be converted, plus all accrued but unpaid interest, by the conversion price.  The conversion price shall be the average of the five lowest per share market values for the twenty trading days immediately preceding the conversion date.

Amended and Restated Certificate of Incorporation – Effective June 7, 2011, the Company filed with the Secretary of State of Delaware a Certificate of Amendment and Restatement of its Certificate of Incorporation (the “Amendment”).  Among other things, the Amendment:  (i) changes the name of the Company from Fonix Speech, Inc., to Speech FX, Inc., (ii) provides for the authorization of 5,100,000,000 shares of capital stock, consisting of up to 5,000,000,000 shares of Common Stock, and up to 100,000,000 shares of undesignated preferred stock, and (iii) effects a forward stock split of the currently issued and outstanding shares of Common Stock of the Company, such that Fonix Corporation, the Company’s parent company (“Parent”), now owns 75,000,000 shares of Common Stock of the Company.  The Financial Statements are retrospectively presented to reflect these changes.

Cancellation of Series B Preferred Stock – The Company entered into an Exchange Agreement, effective June 7, 2011, with Sovereign Partners, LP and Parent, pursuant to which Sovereign Partners exchanged and cancelled all shares of Series B Convertible Preferred Stock of the Company that it owned, for a like number of shares of Series P Convertible Preferred Stock of Parent.  As a result of the exchange, and the filing of the Amendment discussed above, as of June 7, 2011 the Company will have 75,000,000 shares of Common Stock issued and outstanding and held by Parent, and will no longer have any designated class of shares of preferred stock authorized, issued, or outstanding.

Company Spin-off – On April 15, 2011, the board of directors of Parent approved a plan to spin-off the Company.  Under the proposed spin-off, it is anticipated that Parent’s common and preferred shareholders will receive shares of Common Stock of the Company proportional to their shareholdings in Parent.

The spin-off plan includes the following:

•
The filing with the SEC of a registration statement on Form 10 under the Securities Exchange Act of 1934, for the purpose of registering the common stock of the Company and causing Fonix Speech to become subject to the information reporting requirements and other conditions of a reporting company under Securities Exchange Act of 1934;

•	The assignment from Parent to the Company of certain liabilities of Parent primarily associated with the core technologies and speech products of the Company;
•	The settlement by Parent or the Company of other obligations of Parent; and
•	The distribution to the common and preferred shareholders of Parent, on a pro rata basis, of all outstanding shares of common stock of the Company.

The Distribution Date for the delivery of shares of the Company to be issued in the spin-off has not been determined, and is subject to the satisfaction of a number of conditions, including the following:

•
The Form 10 shall have been filed with the SEC, and an information statement satisfying the requirements of the SEC shall have been filed with the SEC and mailed to all common and preferred shareholders of Parent;

•	All government approvals and other necessary consents shall have been obtained;
•	Certain waivers and releases of rights, or settlements of claims, shall have been obtained from certain creditors and preferred shareholders of Parent; and
•
No events or developments shall have occurred that, in the discretion of the board of directors of Parent, would prohibit the distribution, or would result in the distribution not being in the best interests of Parent, its shareholders and creditors.

Even if the foregoing conditions are satisfied, Parent and the Company may agree to amend or abandon any and all terms of the proposed distribution at any time prior to the distribution.  Accordingly, there can be no assurance that the proposed spin-off will take place.

If the spin-off is completed, it is anticipated that the Company will be a separate public reporting company, and that the Company will take steps to have its shares quoted in an over-the-counter market.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements reported below consist of an unaudited pro forma balance sheet and unaudited pro forma statements of operations as of March 31, 2011.  The unaudited pro forma financial statement reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited financial statements and the notes thereto, and the unaudited interim financial statements and the notes thereto, all of which are included elsewhere in this information statement.

The Unaudited Pro Forma Balance Sheet and the Unaudited Pro Forma Statements of Operations included in this information statement have been derived from the audited financial statements and unaudited financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations actually would have been had the distribution and related transactions occurred on the dates indicated or to project our financial performance for any future period.

The pro form balance sheet adjustments assume that the spin-off of SpeechFX, Inc. occurred as of March 31, 2011 and reflect (a) the cancellation of all Series B Convertible Preferred Stock and associated accrued dividends in exchange for a like number of shares of Series P Convertible Preferred Stock of the Parent (the Parent’s preferred shareholders will receive shares of common stock of the Company in the Spin-off proportional to their shareholdings in the Parent), and (b) the assignment from the Parent of certain obligations in exchange for the payable owed to the Parent.  The precise amount that may be assumed will be determined at the Distribution Date.

SPEECHFX, INC.
PRO FORMA BALANCE SHEETS
(Unaudited)
MARCH 31, 2011

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS

Current assets
Cash	$4,000			$4,000

Total current assets	4,000			4,000

Property and equipment, net of accumulated depreciation of $1,317,000 and $1,315,000, respectively	19,000			19,000

Deposits and other assets	12,000			12,000

Total assets	$35,000			35,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$952,000	1,741,000	(B)	2,693,000
Accrued liabilities	529,000	(456,000)	(A)	496,000
		423,000	(B)
Derivative liability	1,274,000	(1,274,000)	(A)	-
Related party payable, net	5,417,000	(5,417,000)	(B)	-
Related party note payable	100,000	709,000	(B)	809,000
Deferred revenue	12,000			12,000

Total current liabilities	8,284,000			4,010,000

Long-term liabilities	-			-

Total liabilities	8,284,000			4,010,000

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; Series B convertible; 0 shares
Outstanding	-		(A)	-
Common stock, $0.0001 par value, 5,000,000,000 shares authorized; 75,000,000 shares issued and outstanding, respectively	8,000			8,000
Additional paid-in capital	1,313,000	1,730,000	(A)	5,587,000
		2,544,000	(B)
Accumulated deficit	(9,570,000)			(9,570,000)
Total stockholders' deficit	(8,249,000)			(3,975,000)
Total liabilities and stockholders' deficit	$35,000			$35,000

See accompanying notes to unaudited pro forma financial statements.

SPEECHFX, INC.
PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited)
THREE-MONTHS ENDED MARCH 31, 2011

		Pro Forma
	Historical	Adjustments	Pro Forma

Revenue
Speech licenses, royalties and maintenance	$141,000		$141,000

Total Revenue	141,000		141,000

Cost of revenues
Speech licenses, royalties and maintenance	1,000		1,000

Total cost of revenues	1,000		1,000

Gross profit	140,000		140,000

Operating expenses
Selling, general and administrative	227,000		227,000
Product development and research	96,000		96,000

Total operating expenses	323,000		323,000

Loss from operations	(183,000)		(183,000)

Other income (expense)
Loss on derivative liability	(10,000)		(10,000)
Other income	-		-

Other expense	(10,000)		(10,000)

Net loss	(193,000)		(193,000)
Preferred stock dividends	(28,000)		(28,000)

Loss attributable to common stockholders	$(221,000)		$(255,000)

Basic and diluted loss per common share from continuing operations	$(0.00)		$(0.00)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Financial Statements

These unaudited pro forma financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position.  The pro forma adjustments to the accompanying historical financial information at March 31, 2011 are described below:

Balance Sheet at March 31, 2011:

(A)
The cancellation of all Series B Convertible Preferred Stock and associated accrued dividends ($456,000 as of March 31, 2011) in exchange for a like number of shares of Series P Convertible Preferred Stock of the Parent (the Parent’s preferred shareholders will receive shares of common stock of the Company in the Spin-off proportional to their shareholdings in the Parent).

(B)
The assignment from the Parent of certain obligations in exchange for the payable owed to the Parent.  The actual amount that may be assumed will be determined at the Distribution Date.  As of March 31, 2011 the amounts were as follows:

(1) Related party note payable obligations of $709,000
(2) Accrued liabilities of $423,000
(3) Vendor accounts payable of $1,741,000
(4) Settlement of related party payable, net owed to the parent of $5,417,000